Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 22, 2003

KBF POLLUTION MANAGEMENT, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	33-20954	11-2687588

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jasper Street, Paterson, New Jersey	07522

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 942-7700

ITEM 2. ACQUISITION OR DISPOSTITION OF ASSETS.

Veridium Environmental Corporation (“Veridium”), a wholly-owned subsidiary of KBF Pollution Management, Inc. (the “Company”) acquired (i) the majority of assets used by R.M. Jones & Co., Inc. (“R.M. Jones”) for the provision of hazardous and non-hazardous waste collection, treatment and disposal at its service centers located in Farmington, Connecticut and Lowell, Massachusetts and (ii) 70% of the outstanding equity interest in Jones Environmental Services LLC, which owns 100% of the outstanding equity interest in Jones Environmental Services (North East), Inc. (collectively, the “Assets”) pursuant to an Acquisition Agreement with R.M. Jones dated as of December 11, 2002 (the “Acquisition Agreement”) and amendments thereto dated April 25, 2003 and May 2, 2003. As consideration for the Assets, Veridium paid $2,450,000 in the form of promissory notes subject to adjustment. In addition, Veridium assumed R.M. Jones’ line of credit and term debt with People’s Bank, assumed a debt of approximately $280,000 owed to R.M. Jones from Jones Environmental Services (North East), Inc. and assumed 30% of the remediation costs associated with environmental contamination at R.M. Jones’ facilities located in Lowell, Massachusetts. The acquisition closed on May 6, 2003. R.M. Jones is engaged in the business of providing hazardous and non-hazardous waste collection, treatment and disposal services (the “Business”). The equipment and property transferred to Veridium was used by R.M. Jones for the conduct of the Business. The Company and Veridium intend to continue using such equipment and property for the provision of hazardous and non-hazardous waste collection, treatment and disposal services. The Company and Veridium financed this acquisition through debt and conventional accounts receivable based financing.

Veridium acquired 25% of the outstanding equity interest in Jones Environmental Services LLC (the “JES Interest”) and 100% of the outstanding equity interest in Enviro-Safe Corporation (the “Enviro Interest”) pursuant to a Purchase Agreement with James F. Green dated December 11, 2002, as revised May 2, 2003. The acquisition closed on May 6, 2003. In consideration for the Enviro Interest, Veridium granted 5,000,000 shares of the Company’s common stock, valued at $0.10 per share or $500,000 in the aggregate, and assumed certain liabilities. In consideration for the JES Interest, Veridium paid $1,010,000 subject to certain adjustments. In addition, Veridium paid $180,000 to Mr. Green that was previously owed to Mr. Green and Green Management Corp. by Jones Environmental Services (North East), Inc. The Company and Veridium financed this acquisition through equity, debt and conventional accounts receivable based financing.

The Company and Veridium entered into a Stock Purchase/Sale Agreement (the “Stock Purchase Agreement”) with Kerns Manufacturing Corporation (“Kerns”) dated December 30, 2002, for the acquisition of Vulcan Waste Systems, Inc. (“Vulcan”). This transaction closed on January 22, 2003, but was subject to the closing of the R.M. Jones transaction detailed above. Under the terms of the Stock Purchase Agreement, the Company and Veridium acquired from Kerns all of the issued and outstanding stock of Vulcan in exchange for an amount of common stock of the Company that would convert into an amount of common stock of Veridium that upon conversion equals 15% of the issued and outstanding stock of Veridium. In the event Veridium issues additional stock resulting in a dilution of Kerns’ ownership to less than 15%, Veridium would issue additional shares to raise Kerns’ ownership to 15%. Vulcan’s assets include two hazardous waste incinerators and other equipment intended to be used as collateral for loans obtained by Veridium for the transactions described above.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial statements of business acquired to be filed by amendment.
(b) Pro forma financial information to be filed by amendment.
(c) The following exhibits are filed herewith:

EXHIBIT NO.	DESCRIPTION
Exhibit 10.1	Press Release Dated May 7, 2003.
Exhibit 10.2	Acquisition Agreement and Amendment, dated as of December 11, 2002, and May 2, 2003, by and between R.M. Jones & Co., Inc. and Veridium Environmental Corporation.
Exhibit 10.3	Revised Purchase Agreement, dated May 2, 2002, by and between James F. Green and Veridium Environmental Corporation.
Exhibit 10.4	Stock Purchase/Sale Agreement, dated December 30, 2002, by and among Kerns Manufacturing Corporation, KBF Pollution Management, Inc. and Veridium Environmental Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2003	/S/ Kevin Kreisler Kevin E. Kreisler President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
Exhibit 10.1	Press Release Dated May 7, 2003.
Exhibit 10.2	Acquisition Agreement and Amendment, dated as of December 11, 2002, and May 2, 2003, by and between R.M. Jones & Co., Inc. and Veridium Environmental Corporation.
Exhibit 10.3	Revised Purchase Agreement, dated May 2, 2002, by and between James F. Green and Veridium Environmental Corporation.
Exhibit 10.4	Stock Purchase/Sale Agreement, dated December 30, 2002, by and among Kerns Manufacturing Corporation, KBF Pollution Management, Inc. and Veridium Environmental Corporation.

EXHIBIT 10.1

VERIDIUM ENVIRONMENTAL COMPLETES ACQUISITION OF ENVIRONMENTAL SERVICES DIVISION OF R.M. JONES & CO., INC.

Consolidated Company Expects to Complete Merger with KBF Pollution Management in Q3 2003

Paterson, New Jersey, May 7, 2003 – Veridium Environmental Corporation (OTCBB: KBFP) (“Veridium”), a premier environmental services provider that uses state-of-the-art green technologies to recycle and mine commodities from industrial wastes, today announced the completion of its acquisition of the Environmental Services Division of R.M. Jones & Co., Inc. (“Jones”), Enviro-Safe, Corp., and Metal Recovery Transportation, Corp. (“MRTC”).

Jones, Enviro-Safe, MRTC, Vulcan Waste Systems, Inc. (another recently completed acquisition), and KBF Pollution Management, Inc., Veridium’s current parent company, will all be consolidated into Veridium Corporation upon the completion of the Company’s previously announced merger with KBF. The Veridium-KBF merger is expected to be completed in the third quarter 2003. These events are among the final steps of KBF’s corporate restructuring plan, the principal goal of which is to optimally position the Company for the accelerated execution of its business model.

Upon completion of the Veridium-KBF merger, Veridium will develop its markets organically and acquisitively as a premier environmental services provider that uses state-of-the-art green technologies to recycle and mine commodities from industrial hazardous wastes. Revenues of the companies on a historical consolidated basis were in excess of about $13.8 million, $15.2 million and $17.0 million for the three years ending December 31, 2000, 2001 and 2002, respectively. The consolidated company’s growth rate is expected to be in excess of 20% per year in the absence of additional acquisitions. Additionally, the consolidation of Jones is expected to be accretive to earnings as additional volumes of industrial waste are diverted away from traditional disposal and routed to Veridium’s hazardous waste recycling facility for recycling and mining. The Company expects to generate $19 million in revenue with $2 million in earnings before interest, taxes, depreciation and amortization within the first twelve months of completion of the Veridium-KBF merger and in the absence of additional acquisitions.

“We are thrilled by the completion of these acquisitions and their dramatic impact on our business model. We have worked very hard for a long time to bring these events to fruition and we are very excited by the prospects of unleashing the Veridium brand into the markets,” said Kevin Kreisler, Veridium’s president and chief executive officer.

“With the completion of these acquisitions as well as our pending merger and AMEX listing, we will have created a strong environmental service company with a powerful competitive advantage in our green technologies,” added Kreisler. “This advantage fuels our recycling capabilities and will be realized by the exceptionally talented people that come with each of these companies. Jones’ and Enviro-Safe’s operational and sales assets are some of the most talented in the industry and KBF’s technical and engineering talent have proven that the safe and compliant recycling of hazardous waste on a large-scale is cost-effective. Taken with Veridium’s seasoned senior management, we are all very much looking forward to growing an enduring and profitable company.”

The acquisitions were completed with a mixture of cash, debt and equity totaling in aggregate approximately $4.25 million, plus the assumption of certain liabilities. Moreover, Christopher Jones, formerly a majority owner of the Environmental Services Division of R.M. Jones & Co., Inc., will bring his substantial industry experience to Veridium’s new board of directors where he will assist with the growth of the Company. The Company will commence doing business as Veridium Environmental Corporation immediately. Additional terms were not disclosed at the time of this release.

About Veridium Corporation

Founded on the premise that environmentally superior results can be cost-effective, Veridium is setting a new standard for environmental service with its focus on the use of state of the are green technologies to recycle, reuse and mine commodities from industrial hazardous wastes. Veridium’s patented and proprietary technologies allow it to offer a much broader array of competitively priced industrial hazardous waste recycling services than any other recycling service provider in existence. Veridium expects to merge with KBF and to secure approval for the listing on the American Stock Exchange conditioned on the completion of the Veridium-KBF merger. The terms of the Veridium-KBF merger are expected to be resolved at KBF’s next annual shareholder meeting, which will be held in Q3 2003. Veridium Corporation and Veridium Environmental Corporation are both currently wholly-owned subsidiaries of KBF Pollution Management, Inc. Additional information on KBF is available online at www.kbf-pmi.com. Additional information on Veridium and its business model is available online at www.veridium.com.

About R.M Jones & Co., Inc.

R.M. Jones was founded in 1962, and has been providing hazardous waste management services to clients throughout New England since 1980. With a large customer base, representing over 5,000 different industrial wastes, a seasoned management team and a permitted distribution facility in Massachusetts, Jones has developed a strong reputation for its provision of exceptional services. Its Massachusetts facility was the only facility in New England to receive the Environmental Information Ltd. award for perfect regulatory compliance in 1999, 2000 and 2001, and is expected to receive this award again for 2002.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or the Company’s ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with KBF's business can be found in its Annual Report on Form 10-KSB for the year ended December 31, 2002, and other periodic filings with the SEC. In addition, although the Company has submitted a listing application for its common stock with the American Stock Exchange, it does not satisfy all of the listing criteria of the exchange and it may be seeking a partial waiver of at least one of the listing criteria. No assurance can be given that the Company’s common stock will be listed on the American Stock Exchange or if so listed, that any trading market will develop. KBF Pollution Management, Inc. trades on the over the counter bulletin board maintained by the NASD under the symbol ``KBFP.''

EXHIBIT 10.2

ACQUISITION AGREEMENT

by and between

R.M. JONES & CO., INC.,

as Seller,

and

VERIDIUM ENVIRONMENTAL CORPORATION,

as Purchaser.

Dated as of DECEMBER 11, 2002

V.12.11.02

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT, dated as of DECEMBER 11, 2002 (the “Effective Date”) is made by and between R.M. Jones & Co., Inc., a corporation duly organized and validly existing under the laws of the State of Connecticut, with a principal place of business located at 461 Cooke Street, Farmington, CT ("RMJ Co.")(RMJ Co. is hereinafter, at times, referred to as the “Seller”) and VERIDIUM ENVIRONMENTAL CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware, with a principal place of business at 1 Jasper Street, Paterson, New Jersey 07522 (the "Purchaser"). Purchaser and Seller are hereinafter, at times, collectively referred to as the "Parties" or individually, at times, referred to as a "Party", and this Acquisition Agreement is hereinafter, at times, referred to as the "Agreement".

WHEREAS, RMJ Co., by itself and through its subsidiary, JONES ENVIRONMENTAL SERVICES, LLC (“JES LLC”), or otherwise, is engaged in the business of providing hazardous and non-hazardous waste collection, treatment and disposal services through the operation of service centers in Farmington, Connecticut and Lowell, Massachusetts or otherwise (the "Business") incidental to which it has certain assets including but not limited to the following:

(a) Certain accounts receivable, inventories, prepaid expenses and other miscellaneous assets;
(b) Certain equipment and vehicles;
(c) Certain computer equipment and fixtures, furniture and the like;
(d) Certain telephone and facsimile numbers; and,
(e) 70% of the outstanding equity interests in JES LLC, which owns 100% of the outstanding equity interest in JONES ENVIRONMENTAL SERVICES (North East), INC. (“JES INC.”)

(All of the foregoing and other assets contemplated to be sold to Purchaser by Seller hereunder are hereinafter defined as the “Assets” and shall be as set forth on Schedule A attached hereto and incorporated herein by this reference verbatim and at length. Furthermore, all references to “Seller” herein shall only include the Business as defined above and the Assets utilized in the Business as set forth on Schedule A. Purchaser expressly acknowledges that RMJ Co. operates numerous and diverse businesses and the assets to be sold and purchased hereunder are only those utilized in the Business and as set forth on Schedule A attached hereto).

WHEREAS, Seller desires to sell, convey, assign and transfer to Purchaser the Assets as are hereinafter more particularly described on Schedule A and as are utilized in the Business (the “Acquisition”); and

WHEREAS, Purchaser desires to acquire the same certain Assets of Seller; and

WHEREAS, Seller and Purchaser have reached an understanding with respect to the sale by Seller and purchase by Purchaser of these certain Assets.

NOW, THEREFORE, in consideration of the above premises, the sums hereinafter more particularly required to be paid, the mutual covenants, agreements, warranties and representations herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties hereto do hereby mutually covenant and agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the terms below shall have the following meanings:

“Accounts Receivable” has the meaning set forth in Section 2.1(b)(i).

“Acquisition” has the meaning set forth in the Recitals above.

“Affiliate” of a Person means any other Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” means the balance sheet of the Business and Seller.

"Best Efforts" shall be deemed to not include any obligation on the part of any person to undertake any liabilities or perform any acts (except liabilities or performance, other than any best efforts obligations, expressly required to be undertaken by the terms of this Agreement) which are materially burdensome to such person; provided, however, that notwithstanding the foregoing, the term "Best Efforts" shall include an obligation to take such actions which are normally incident to or reasonably foreseeable in connection with such obligation or the transactions contemplated hereby.

"Best Knowledge" shall mean the knowledge of a person (or of its executive officers if a corporation) after having made due investigation and reasonable inquiry of the senior managerial employees, having responsibility for such matter or having access to such information.

“Business” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of October 15, 2002 , by and between the Sellers and Purchaser.

“Customer” has the meaning set forth in Section 6.7.

“Customer Contracts” has the meaning set forth in Section 2.1(b)(ii)(A).

“Effective Date” shall mean the date set forth in the Preamble.

“Environmental Laws” means laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and the treatment, storage, transportation or disposal of hazardous substances or wastes as defined in any and all of such applicable laws.

“Escrow Agent” means the escrow agent under the Escrow Agreement to be agreed to and executed by the Sellers and the Purchaser.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Employees” has the meaning set forth in Section 6.4.

“Excluded Liabilities” means any liabilities and obligations with respect to, arising out of or relating to, the ownership, possession or use of the Sellers’ Assets and the operation of the Business prior to the Closing Date, including, without limitation, those (i) with respect to fines imposed by any Governmental Entity, (ii) with respect to injuries suffered by employees of the Sellers or any Business Subsidiary, (iii) with respect to tort (other than environmental clean-up) and common law claims for which post-1986 general liability insurance containing pollution exclusions normally would provide coverage, or (iv) which are Taxes (other than Taxes for which the Purchaser is expressly liable pursuant to the terms of this Agreement) arising out of or relating to any period or any portion thereof ending on or prior to the Closing Date without regard to when asserted, commenced or identified.

“Farmington Location” shall refer to the Business location at 461 Cooke Street, Farmington, Connecticut.

“Financial Assurance” means a demonstration of the ability of the owner or operator of a facility to properly perform closure, post-closure, corrective action, or other environmental activities which demonstration is required by, and must be satisfied in the manner set forth in (a) the Solid Waste Disposal Act, as amended, 42 U.S.C. Sec. 6901 et seq. (including without limitation Sec. 6991b); (b) the Toxic Substances Control Act, as amended, 15 U.S.C. Sec 2601 et seq.; (c) any state, county or municipal Law analogous to, or similar to, the foregoing; (d) any rules or regulations promulgated pursuant to any of the foregoing federal, state, county or municipal Laws, including without limitation regulations set forth in 40 C.F.R. Sections 258, 264, 265, 280 and 761; or (e) transfer, assumption or other compliance with any and all bonding requirements.

“Financial Assurance Commitment” means a commitment from a responsible insurance company with respect to Financial Assurance required by Governmental Entities in order for the Purchaser to own and/or operate the Owned Real Property and the Real Property subject to Real Property Leases.

“Financing Commitment” means capital commitments reasonably satisfactory to the Purchaser which are sufficient to (i) pay the Cash Payment, (ii) refinance the People’s Bank working capital line of credit and term debt (as hereinafter defined) at Closing, (iii) fund the payment of all reasonable costs and expenses of the transactions described in this Agreement and (iv) provide ongoing funding to Purchaser for working capital needs and general corporate purposes. Such capital commitments shall contain normal and customary conditions including material adverse change but excluding syndication and due diligence.

“Financial Statements” has the meaning set forth in Section 4.5.

“Financing” means the commitment from the Purchaser’s qualified funding sources, including without limitation, the New Jersey Economic Development Authority, commercial lenders and certain accredited investors.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, bureau or other authority or instrumentality, domestic or foreign.

“Initial Working Capital Statement” has the meaning set forth in Section 2.7(a).

“Interests” has the meaning set forth in Section 2.1(a).

“Lowell Location” shall refer to 263 Howard Street, Lowell, Massachusetts.

"Material Adverse Effect" shall mean any change in, or effect on, Purchaser or any Subsidiary (including the business thereof) which is, or with reasonable probability might be, materially adverse to the Business, operations, Assets, condition (financial or otherwise) or prospects of Purchaser and its subsidiaries, taken as a whole.

“People’s Bank Line of Credit and Term Debt” shall mean that indebtedness of Seller to People’s Bank relating to a working line of credit for the Business (“People’s Bank Line of Credit”) and certain term debt associated with certain vehicles (as hereinafter defined) and equipment utilized in the Business (“People’s Bank Term Debt”) and being conveyed by Seller to Purchase hereunder.

“Permits” has the meaning set forth in Section 3.7(b).

“Person” means an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended).

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchaser" has the meaning set forth in the Preamble.

“Schedules”, as referred to throughout this Agreement, shall refer to all schedules mentioned throughout this Agreement as same shall be attached to the Agreement and signed by the Parties at Closing.

“Seller” has the meaning set forth in the Preamble and is limited to the hazardous and non-hazardous waste collection, treatment and disposal service business of Seller.

“Seller’s Assets” has the meaning set forth in the Section 2.1 and Schedule A.

“Tangible Personal Property” has the meaning set forth in Section 2.1(b)(iii).

“Target Working Capital” means Zero ($0.00) Dollars.

“Working Capital” has the meaning set forth in Section 2.7(b).

ARTICLE II
PURCHASE AND SALE OF ASSETS

Section 2.0. RECITALS AND DEFINITIONS. The recitals and definitions set forth above are incorporated herein by this reference as though set forth verbatim and at length.

Section 2.1 ASSETS TO BE SOLD AND PURCHASED. On the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer, convey and deliver to Purchaser free and clear of any and all liens, claims, interests and encumbrances of any nature (except as set forth on Schedule J hereto), and Purchaser shall purchase and accept from Seller those assets of Seller (the “Seller’s Assets”) as hereinafter described: (collectively, the assets set forth in this Section 2.1 and as are set forth on Schedule A are referred to as “Seller’s Assets”):

(a) Seventy (70.00%) Percent of the issued and outstanding equity interests of JES LLC (the "Interests"), which owns 100% of the issued and outstanding equity of JES INC.

(b) all legal and beneficial right, title, and interest of Seller in RMJ Co.’s and JES LLC’s assets of every kind and description, whether tangible or intangible, real, personal or mixed, wherever situated, owned, held or used by RMJ Co. or JES LLC or in which RMJ Co. or JES LLC has any right, title or interest that is owned, directly or indirectly, leased or otherwise held primarily for use in the Business (as set forth on Schedule A), except for the Excluded Assets, and specifically including the following:

(i) all accounts receivable arising out of the operation of the Business existing on the Closing Date including, without limitation, those listed or described on Schedule B, or arising in the ordinary course under the Customer Contracts after the date hereof (the "Accounts Receivable");

(ii) all rights and incidents of interest of Seller to:

(A) all of the waste management services agreements between Seller, JES LLC and any customer(s) relating to the Business (the "Customer Contracts") existing on the date hereof or arising in the ordinary course after the date hereof and listed or described on Schedule C (which Schedule shall be provided to Purchaser prior to the Closing Date);

(B) the agreements, contracts and arrangements between Seller, JES LLC and any vendor(s) or other third party providing goods or services relating to the Business listed on Schedule D (which Schedule shall be provided to Purchaser prior to the Closing Date);

(C) all of the rights of Seller and JES LLC regarding employment agreements and confidentiality and/or non-competition agreements with respect to Seller’s and/or JES LLC’s employees or former employees;

(iii) all equipment, computers, furniture, furnishings, fixtures, office supplies, Vehicles (as defined in Schedule A and subject to the liens disclosed on Schedule J) and all other tangible personal property currently owned by, or on order to be delivered to, Seller and JES LLC that are used primarily in the operation of the Business or are located on, or to be delivered to, any real property or premises subject to the Real Property Leases (collectively, the "Tangible Personal Property"), including without limitation, such of the foregoing as are listed or described on Schedule A;

(iv) trade names, trademarks, registered copyrights, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, corporate or other entity names, internet addresses and other internet related assets used primarily in the operation of the Business, including without limitation such of the foregoing as are listed or described on Schedule E (the "Intellectual Property");

(v) all rights and claims under all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with Seller’s Assets and all rights and claims relating to Assumed Liabilities except those shown or described on Schedule F;

(vi) the right to lease the real property which is used in the operation of the Business at Building A, Cooke Street, Farmington Connecticut for $3,000.00 per month, triple net, on a month to month basis.

(vii) all licenses, permits, authorizations and approvals issued to Seller and JES LLC by any Governmental Entity primarily relating to the operation of the Business, including without limitation, such of the foregoing as are listed or described on Schedule I;

(viii) all surety bonds, collateral bonds, letters of credit, cash trusts, cash deposits or the proceeds thereof for the Financial Assurance requirements or performance bond requirements, whether or not required under applicable Environmental Laws, if transferrable;

(ix) copies of all books and records of the Business and JES LLC;

(x) all inventories of supplies and spare parts of the Seller and JES LLC relating to the operation of the Business;

(xi) the following telephone numbers: (800) 585-7916, (860) 284-9670, (860) 284-9834 (facsimile), (978) 453-7772 and (978) 453-7775 (facsimile) or such other numbers as are used in the Business (subject to approval by any applicable telecommunication company);

(xii) all goodwill primarily related to the Business; and

  (xiii) to the extent assignable, rights of indemnification from all non-affiliated third parties for liabilities and obligations relating to the Business or Seller’s Assets.

(c) the seals, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of JES LLC as well as any other records or materials relating to the Business (or copies thereof where counsel to Purchaser deems such to be sufficient).

Section 2.2 EXCLUDED ASSETS. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets") will, to the extent not included in the calculation of Working Capital, not be included in the Seller’s Assets:

(a) any and all assets of Seller not described in Section 2.1 above;

(b) any interest that may presently be held by Seller in Enviro-Safe Corporation, J & M Environmental Corp and Green Management Corp.;

(c) any options to purchase common stock in Purchaser, issued pursuant to the performance based threshold set forth in the Parties’ Joint Venture Agreement dated May, 2000; and,

(d) the current RMJ Co. telephone number, (860) 585-7916.

(e) Any assets of Seller not utilized in the Business or listed on Schedule A.

Section 2.3 NO ENCUMBRANCES. The sale and transfer of Seller’s Assets at the time of Closing shall be free and clear of all obligations, security interests, liens, mortgages, and encumbrances, except as above and described in Schedule J and other schedules attached hereto, or unless expressly assumed in writing by Purchaser at or prior to Closing.

Section 2.4 ASSUMED LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume from Seller and thereafter pay, perform or otherwise discharge in accordance with their terms all of the liabilities and obligations of Seller with respect to, arising out of or relating to, the ownership, possession or use of the Seller’s Assets and the operation of the Business other than the Excluded Liabilities, including without limitation liabilities and obligations with respect to, arising out of or relating to, the ownership, possession or use of Seller’s Assets and the operation of the Business and arising after the Closing Date, as well as accounts payable, accruals for expected accounts payable, and other accrued miscellaneous expenses associated with the Business, all as disclosed to Purchaser and agreed upon well in advance of Closing. Purchaser shall assume Seller’s People’s Bank Line of Credit and Term Debt. Purchaser shall also assume Thirty (30.00%) Percent of the remediation costs associated with environmental contamination existing (as of the Closing Date) at the Lowell Location (it being the express agreement of the Parties that Seller shall remain liable for Seventy (70.00%) Percent of the remediation costs associated with environmental contamination existing (as of the Closing Date) at the Lowell Location. Seller also agrees to assume the liability of JES INC. due to the United States Environmental Protection Agency under CERCLA regarding the Spectron site, which Seller has disclosed to Purchaser to be approximately $20,368.77 and for which Seller has agreed to be solely responsible.

Section 2.5 EXCLUDED/NON-ASSUMED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement, and except as set forth in Section 2.4 above and as set forth on Schedule J hereto, Purchaser shall not assume or agree to pay, perform or otherwise discharge or have any liability whatsoever for any Excluded Liabilities or any other liabilities, obligations or expenses, if any, of Seller whatsoever other than the Assumed Liabilities. Included in the foregoing, without limitation of the Excluded Liabilities, are the following:

(a) Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or the conveyance of the Assets hereunder, or of any instrument, paper or document delivered by it pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller (whether absolute, accrued, or contingent, whether filed or asserted prior to or after the Closing Date and whether arising out of or in any way connected with the Assets or Business of Seller or otherwise except those set forth on Schedule J or included in Section 2.4 hereof) all of which, Seller agrees to pay, satisfy, discharge and perform. Without limitation of the foregoing, the following liabilities shall not be assumed by Purchaser:

(i) any obligation or liability of Seller to perform this Agreement or relating to the breach of any representation or warranty made by Seller hereunder;

(ii) any obligation or liability of Seller for expenses, taxes, commissions, fees and charges, legal costs and damages incident to the preparation of this Agreement or the consummation of the transactions contemplated hereby;

(iii) any obligation or liability of Seller that was incurred by Seller on or before the Closing Date which, with respect to any Federal, state or local income, employment, franchise, foreign or similar taxes relating to Seller’s Assets or the Business as conducted prior to the Closing Date or Seller’s liabilities for payment of vacation, sick day, pension, hospitalization, major medical, disability and life insurance benefits or other benefits to its employees (except as otherwise agreed upon in writing prior to Closing);

(iv) any liability of Seller to its stockholders, members, equity owners or to its creditors, including with respect to trade creditors or landlords or lessors or disputes with stockholders, members, equity owners or any and all other accounts payable or liabilities (except such specific accounts payable as are expressly assumed by Purchaser and subject to Section 2.7 hereof);

(v) any liability of Seller with respect to its capital stock, membership units, or other securities of Seller or any warrants, options or rights to purchase its capital stock, membership units or other securities;

(vi) any liability claimed as a result of any service provided by Seller, or any liability for death, personal injuries (including libel or slander), property damages or incidental or consequential damages relating to any act or omission alleged to have been taken by Seller prior to the Closing Date;

(vii) any liability for claims based solely upon Seller’s negligence:

(viii) any liability or obligation under any agreement binding upon Seller, including, without limitation, any liability or obligation resulting from any breach or failure of Seller to perform or any alleged breach or failure to perform prior to the Closing Date or any liability for non-performance with respect to any agreement which cannot be timely performed after the Closing Date;

(ix) any liability or obligation, prior to the Closing Date, under any collective bargaining agreement with any labor union or liability for claims thereunder including, without limitation, any liability for premature withdrawal from any multi-employer plan.

(x) any liability to employees or former employees of Seller or any of their respective beneficiaries, heirs or assignees, including (i) any liabilities arising by virtue of any collective bargaining relationship or agreement or pursuant to the National Labor Relations Act or any other labor relations law or pursuant to any employment agreement, (ii) any liabilities for workers' compensation, and (iii) any liabilities or obligations under any ERISA Plan Compensation Commitment or any other agreements or understandings involving employees of Seller;

(xi) any liability to the Pension Benefit Guaranty Corporation or United States Department of Labor or any similar organization, whether arising out of the employment by Seller of any employees or former employees or otherwise;

(xii) any liability under any law ordinance, rule or regulation including, without limitation, antitrust, civil rights, health, safety, labor, discrimination and environmental laws, ordinances, rules and regulations, including, without limitation, any environmental clean-up liability to the Massachusetts Department of Environmental Protection relating to the remediation of the Lowell Location (except as otherwise set forth in Section 2.4 hereinabove);

(xiii) any liability arising out of or based upon any action, suit, claim, investigation, consent decree, review or proceeding, at law or in equity or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, that exists now or at the Closing or that arises after the Closing with respect to matters occurring at or prior to the Closing;

(xiv) any liability under any compensation commitment of Seller or any liability in connection with the layoff, termination or other action or inaction affecting Sellers’ employees, including, but not limited to, claims arising out of or related to Seller’s obligations under the Labor Management Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, all state fair employment practice laws, ERISA, COBRA, any collective bargaining agreement to which any Seller is a party, and any individual or other collective contracts of employment;

Section 2.6 PURCHASE PRICE; DEPOSIT; PROMISSORY NOTE; ESCROW; DEBT CONVERSION.

(a) PURCHASE PRICE. See Amendment.

(b) DEPOSIT. See Amendment.

(c) PROMISSORY NOTE. See Amendment.

(d) ESCROW ACCOUNT. (i) The Deposit shall be made payable to Steven Robert Lehr, P.C. (hereinafter, the “Escrow Agent”). The Escrow Agent shall immediately present Purchaser's check for the Deposit for collection and then, pending consummation of the transactions contemplated under this Agreement, shall hold the Deposit in escrow in an interest-bearing account. At settlement, the Deposit shall be paid to Seller. Purchaser shall be entitled to interest on the Deposit upon Purchaser’s delivery to the Escrow Agent of any documentation required to open an interest-bearing account. Each reference in this Agreement to the Deposit shall be deemed to mean the Deposit and the interest thereon. The Escrow Agent shall also hold the Promissory Note pursuant to the terms set forth in Section 2.6(c) above and shall release same to Seller once the adjustments in Section 2.7 have been finalized.

(ii) The Parties hereto agree that the Escrow Agent is acting as a stakeholder only and for the convenience and at the request of Seller and Purchaser, and the Escrow Agent shall be responsible only for the safekeeping and proper allocation of the Deposit, in accordance with the terms of this Agreement. In taking any action hereunder, the Escrow Agent shall be entitled to rely upon any written notice, paper or other document believed by it to be genuine and signed or presented by the proper person, or upon any evidence deemed by it to be sufficient, and in no event shall the Escrow Agent be liable for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or willful misconduct.

(iii) The Escrow Agent shall be under no obligation to institute or to defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve it in expense unless first indemnified to its satisfaction. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected by any action taken, suffered or permitted by it in good faith in accordance with the advice of such counsel. In the event of a controversy between Seller and Purchaser with respect to any matter or thing relating to the Deposit or any term or condition of this Agreement, or if the Escrow Agent should receive or become aware of conflicting demands for claims with respect to any such matters, the Escrow Agent shall be entitled to refuse to comply with any such demand or claim, and in such event the Escrow Agent may continue to represent Purchaser and is hereby authorized (A) to keep and retain the Deposit until it shall have received written notice from Seller and Purchaser, jointly, that the controversy between Seller and Purchaser has been settled either by agreement or by final judgment of a court of competent jurisdiction (with no appeal having been taken or the time for appeal having expired), or (B) to deliver the Deposit into the applicable court of record in Passaic County, New Jersey, whereupon the Escrow Agent shall be relieved of any further duties or obligations under this Agreement.

(iv) The Escrow Agent (or any successor) may at any time during the term hereof resign its position hereunder by giving written notice thereof to the Parties hereto. Such resignation shall be effective upon the appointment of a successor reasonably acceptable to Purchaser and Seller who shall have agreed to serve pursuant to the terms hereof. Upon receipt of such resignation, such other Parties shall use their Best Efforts to insure the prompt appointment of a successor. Seller and Purchaser hereby agree to indemnify, defend and hold the Escrow Agent harmless from and against any loss, cost or expense arising out of or relating to any action taken or thing done by the Escrow Agent in connection with this Agreement or any failure by it to take any action required to be taken by it in connection herewith, provided, however, that any such action or failure to act shall have been taken or omitted in good faith, and not as a result of the Escrow Agent's gross negligence or willful misconduct.

(v) Seller acknowledges and agrees that the Escrow Agent is and has been counsel to Purchaser in connection with the preparation of this Agreement. Seller and Purchaser hereby agree that to the extent that the Escrow Agent's serving as the holder of the Deposit may create a conflict of interest or an appearance of a conflict of interest, any such conflict of interest is hereby waived. Seller also acknowledges and agrees that the Escrow Agent serving as escrow holder shall in no manner whatsoever disqualify or be cause for disqualification of the Escrow Agent with respect to the current or future representation of Purchaser arising out of or involving any matter or issue relating to the Deposit or this Agreement; it being understood and agreed that Purchaser will continue to be represented by the Escrow Agent in connection with the foregoing matters.

(e) DEBT CONVERSION/DEBT. See Amendment.

Section 2.7 PURCHASE PRICE ADJUSTMENTS. The Parties have agreed that the Purchase Price hereunder may be adjusted as follows:

(a) Set forth on Schedule K is the "Initial Working Capital Statement." The Initial Working Capital Statement is unaudited and has been prepared by the finance and accounting staff of the Seller for the Business as of October, 2002 according to the historical accounting policies and procedures of the Business. The Business’s accounts and records comprise the consolidated financial statements of the Business, which financial statements are prepared in accordance with GAAP (with the exclusion of footnotes, summaries and statements of cash flow). The unadjusted Purchase Price shall be adjusted within Thirty (30) business days following the Closing as follows:

(i) if the amount of Working Capital of the Business (determined in accordance with Section 2.7(b)) is less than the Target Working Capital (Zero ($0) Dollars), the Promissory Note shall be decreased by an amount equal to such difference (the "Working Capital Deficiency") and the unadjusted Purchase Price, as so adjusted, will be the then adjusted Purchase Price;

  (ii) if the amount of Working Capital of the Business (determined in accordance with this Section 2.7(b)) is greater than the Target Working Capital, the Promissory Note shall be increased by an amount equal to such difference (the "Working Capital Surplus") and the unadjusted Purchase Price, as so adjusted, will be the then adjusted Purchase Price; and

  (iii) if the amount of Working Capital of the Business (determined in accordance with this Section 2.7(b)) is equal to the Target Working Capital, the unadjusted Purchase Price shall be equal to the adjusted Purchase Price.

Any adjustment and modification to the Purchase Price shall be made to the Promissory Note pursuant to this Section 2.7(a) and shall be made within Five (5) business days after the amount of Working Capital of the Business as of the Closing Date is agreed to by the Seller and Purchaser, subject to adjustment as set forth in Section 2.7(b) below.

(b) As used herein, the term "Working Capital" shall mean the sum of the asset accounts (including without limitation cash, accounts receivable, prepaid expenses and deposits, which shall be transferred to Purchaser at Closing) utilized in preparing the Initial Working Capital Statement minus the sum of liability accounts (including without limitation the trade accounts payable, accrued expenses, People’s Bank Line of Credit, and other applicable liabilities) utilized in preparing the Initial Working Capital Statement. The term "Working Capital Statement" shall mean the statement of Working Capital of the Business to be prepared by Seller as of the Closing Date in accordance with this Section 2.7(b) and to be delivered to Purchaser as promptly as practicable, and as same shall be adjusted for accuracy following the Closing Date, or other claims, liabilities or expenses attributable to Seller and not disclosed to Purchaser prior to Closing, within ninety (90) days after the Closing Date, which statement shall include as a liability, without limitation, all collected and on-site waste (deferred revenue) and shall utilize inventories conducted on the Closing Date of waste at the Farmington Location and Lowell Location. Any costs, damages or expenses, including, without limitation, attorneys fees and costs and accounting fees and costs, relating to any breach by Seller of any representation, warranty, covenant or other obligation of Seller contained herein shall be an adjustment to be made to the Purchase Price and reflected as a reduction in the Promissory Note. Specifically excluded from the foregoing shall be any amounts payable by Seller for People’s Bank Term Debt (relative to Seller’s Business as set forth on Schedule J), William Connor, Charles H. Franklin, Jr. or Kirk Franklin, and the obligation owed by JES INC to RMJ Co. defined in Section 2.6(e) hereof. If there shall be an adjustment to the Purchase Price hereunder, any amount up to One Hundred Fifty Thousand ($150,000.00) Dollars shall first be adjusted against the cash portion of the Purchase Price and any amount over and above One Hundred Fifty Thousand ($150,000.00) Dollars shall be adjusted against the Promissory Note.

ARTICLE III
CLOSING

Section 3.1 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on _______, 2003 (or such other date as the Parties shall mutually confirm in writing) at (i) the offices of Steven Robert Lehr, P.C., 33 Clinton Road, Suite 100, West Caldwell, New Jersey or, (ii) if requested by the Purchaser at least two (2) business days prior to Closing, at Purchaser’s place of business or the offices of Purchaser's principal lender or such other location as is mutually agreed upon by the Parties (the date of Closing being herein referred to as the "Closing Date").

Section 3.2 DELIVERIES AT CLOSING.

(a) At the Closing, Seller shall deliver and cause to be delivered to Purchaser:

(i) duly executed instruments or other evidence sufficient to transfer to Purchaser the Interests;

(ii) duly executed bills of sale, substantially in the form of Exhibit B attached hereto, transferring Seller’s Assets to Purchaser;

(iii) all other conveyance documents reasonably necessary to transfer to Purchaser Seller’s Assets;

(iv) Seller’s Assets (as set forth on Schedule A), by making Seller’s Assets available to Purchaser at their locations as of the Closing Date;

(v) applicable certificates of tax clearance and legal good standing; and

(vi) any documents or certificates that are necessary to transfer to Purchaser good, clear and marketable title all of the Assets and assignments of all Company Contracts and (ii) all opinions, certificates and other instruments and documents required by the terms of this Agreement to be delivered by Seller at or prior to Closing or otherwise required in connection with the Acquisition; and

(b) At the Closing, Purchaser shall deliver to Seller:

(i) the cash portion of the Purchase Price by wire transfer in immediately available funds to an account or accounts designated by Seller;

(ii) the KBF Securities;

(iii) the Promissory Note (to be delivered to the Escrow Agent);

(iv) all other previously undelivered certificates and other documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the Acquisition.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants that as of the date hereof and as of the Closing Date, the following representations shall be true and correct and in full force and effect:

Section 4.1 ORGANIZATION AND GOOD STANDING. RMJ Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the corporate power and authority to own, lease and operate the Assets used in the Business and to carry on the Business as now being conducted. JES INC. is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the corporate power and authority to own, lease and operate the Assets used in the Business and to carry on the Business as now being conducted. JES LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut and has the power and authority to own, lease and operate the Assets used in the Business and to carry on the Business as now being conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation or otherwise in the states and jurisdictions set forth on Schedule L and in each other jurisdiction where qualification as a foreign corporation or otherwise is required to conduct the Business.

Section 4.2 CAPITALIZATION OF SUBSIDIARIES. All of the equity interests of each subsidiary of Seller being transferred and sold hereunder are owned beneficially and of record as set forth on Schedule M. There are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating a subsidiary or any direct or indirect subsidiary, if any, to issue, transfer or sell any equity interests in such subsidiary or such direct or indirect subsidiary, if any, or securities convertible into or exchangeable for such equity interests, (ii) contractual obligations of a subsidiary or any direct or indirect subsidiary, if any, to repurchase, redeem or otherwise acquire any equity interests in such subsidiary or such direct or indirect subsidiary, if any, or (iii) voting trusts or similar agreements to which a subsidiary or any direct or indirect subsidiary, if any, is a party with respect to the voting of equity interests in such subsidiary or such direct or indirect subsidiary, if any. At the Closing, except as set forth on Schedule 2.1(a), none of the subsidiaries or any direct or indirect subsidiary, will hold any equity interest in any other entity.

Section 4.3 AUTHORITY, APPROVALS AND CONSENTS. Except as set forth on Schedule N hereto, Seller has the corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and validly approved by the Board of Directors of Seller and by their respective stockholders and no other corporate or other proceedings on the part of Seller are necessary to authorize and approve this Agreement and the transactions contemplated hereby. Seller hereby expressly represents that they have fully and properly complied with all aspects of applicable Connecticut and/or Massachusetts corporate law in entering into this Agreement and for consummating the transactions contemplated hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not:

(i) contravene any provisions of the Certificate or Articles of Incorporation or Formation or By-Laws or other organizational documents of Seller;

(ii) conflict with, result in a breach of any provisions of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of any Company Agreement (as defined hereinbelow) or, except as set forth on Schedule N hereto, require any consent or waiver of any party to any Company Agreement.

(iii) result in the creation of any Security Interest upon, or any person obtaining any rights to acquire, the Assets;

(iv) violate or conflict with any Legal Requirements (as defined hereinbelow) applicable to the Business or any of the Assets; or

(v) require any authorization, consent, order, permit, or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority (except for state or federal environmental regulatory agency requirements and those set forth on Schedule N hereto).

Except as set forth or referred to above on Schedule N hereto, no authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority is necessary to be obtained or made by Seller to enable Purchaser to continue to conduct the Business and use the Assets after the Closing in a manner which is in all material respects consistent with that in which the Business is presently conducted and as the Assets are currently utilized. Furthermore, no authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, creditor or other party is necessary to be obtained or has not been obtained by Seller prior to Closing to effectively convey to Purchaser good, clear and marketable title to the Assets, free of any and all claims of any party with respect thereto (except as set forth in Section 4.4 hereinbelow). Seller does hereby expressly disclaim any representation or warranty as such may relate to compliance with state or Federal securities laws.

Section 4.4 CONSENTS AND APPROVALS. No consent, approval, or authorization of, or declaration, filing, or registration with, any Governmental Entity will be required to be made or obtained by Seller in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth on Schedule N hereto. Excluded from the foregoing are any and all state or federal environmental regulatory agency requirements or filings which shall be Purchaser’s sole responsibility; provided, however, that Seller does hereby agree to provide reasonable cooperation to assist Purchaser’s satisfaction of such requirements.

Section 4.5 FINANCIAL INFORMATION. Schedule O contains an unaudited Balance Sheet and income statement prepared by the finance and accounting staff of Seller for the Business as of October 31, 2002, with the representation that they have been prepared in accordance with GAAP (the "Financial Statements") on a review (not audited) basis (with exception for footnotes , summaries and statements of cash flows) . The Financial Statements were prepared by Sellers and have not been reviewed by an independent certified public accounting firm. Except as set forth on Schedule O hereto, the Financial Statements are in accordance with the books and records of the Seller and fairly and accurately present the financial position, results of operations, stockholder's equity and cash flows of Seller as of the dates and for the periods indicated, in each case in conformity with GAAP, consistently applied (with exception for footnotes , summaries and statements of cash flows). The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any Assets. The books and accounts of Seller are complete and correct and fully and fairly reflect all of the transactions of Seller and are presently located solely at the offices of Seller and not at any other location.

Section 4.6 TITLE TO PROPERTY/ASSETS. (a) Except as set forth in Schedule P attached hereto and incorporated herein by this reference verbatim and at length, the sale of the Assets by Seller pursuant hereto will effectively convey to Purchaser all of the Assets, including all tangible and intangible assets and properties of Seller, as specified on Schedule A. Seller has good, clear and marketable title to all of the Assets and to all other properties reflected on the Financial Statements or acquired after the date thereof (other than properties and assets sold or otherwise disposed of after the date thereof in the ordinary course of business), and each such Asset is held free and clear of (i) all leases, licenses and other rights to occupy or use such property and (ii) all Security Interests, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, except (with respect to all such properties) those set forth on Schedule P hereto, none of which has a Material Adverse Effect on such property or its present or contemplated use in the Business.
(b) All Equipment is in good operating and working condition for its continued use as it has been used in the Business.

Section 4.7 ABSENCE OF MATERIAL ADVERSE CHANGE; CONDUCT OF BUSINESS. Since December 10, 2002, there has been no Material Adverse Effect and there is no condition, development or contingency of any kind existing or in prospect which, so far as reasonably can be foreseen at this time, may result in any Material Adverse Effect to the Business or which would violate Section 6.1 hereof. Since December 10, 2002:
(a) Seller has not sold or transferred any assets that are material to the Business other than in the ordinary course of business;
(b) the has been no labor dispute, strike, union organizational activity allegation or other similar occurrence which might reasonably be expected to materially and adversely affect the Business; and
(c) Seller has not taken any actions which would adversely effect the Financial Statements or any Company Agreements and has not obtained any information relative to the Financial Statements or any Company Agreements which has not been disclosed to Purchaser.

Section 4.8 NO UNDISCLOSED LIABILITIES. Except for (a) liabilities and obligations incurred in the ordinary course after December 10, 2002; (b) liabilities and obligations disclosed, reflected or provided for in the Financial Statements; and (c) liabilities and obligations incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement, from December 10, 2002 to the date hereof, Seller has not incurred any liabilities or obligations that would both be required to be reflected or provided for in a Balance Sheet prepared in accordance with the policies, procedures and methods used to prepare the Financial Statements.

Section 4.9 NO VIOLATIONS. Neither the execution, delivery, or performance of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of the Seller, (b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any contract, agreement or arrangement that is included as an Asset or any material note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Seller is a party or by which the properties or Assets related to the Business may be bound or affected or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Assets, except in the case of clauses (b) or (c) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not be reasonably likely to have a Material Adverse Effect.

Section 4.10 ABSENCE OF LITIGATION/LEGAL MATTERS. Except as set forth on Schedule Q attached hereto and incorporated herein by this reference verbatim and at length (said Schedule Q having been presented to Purchaser and its counsel in final form well prior to Closing), (i) there is no claim, action, suit, litigation, investigation, inquiry, review, or proceeding pending against, or, to the Best Knowledge of Seller, threatened against or affecting, Seller in regard, including, but not limited to, the Business or the Assets, before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity in the United States of America or elsewhere, and (ii) Seller is not subject to any judgment, decree, writ, injunction or order of any governmental, administrative or judicial authority in the United States of America or elsewhere. To the Best Knowledge of Seller, the Business is being conducted in full compliance with all laws, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements of all governmental, administrative or judicial entities in the United States of America or elsewhere (collectively, "Legal Requirements") applicable to the Business and the Assets. Seller holds all licenses, franchises, permits, registrations, certificates, consents, approvals, rights or authorizations (collectively “Permits”) required by all applicable Legal Requirements, (iii) Seller owns or holds all Permits material to the conduct of the Business and (iv) no event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit or violation of any Legal Requirement. Seller (A) has not received any notice asserting any noncompliance with any Legal Requirements or Permit, or (B) is not subject to any Legal Requirements or Permit which if enforced against or complied with by Seller would have a Material Adverse Effect on the Business. No governmental, administrative or judicial authority has given notice of any intention to initiate any investigation, inquiry or review involving Seller or the Business.

Section 4.11 LABOR RELATIONS. Seller has paid or made provision for the payment of all salaries and accrued wages and has complied in all respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate government authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withhold from the wages or salaries of its employees, as any of such relates to the Business. If applicable, Seller has filed all necessary documents and obtained all necessary approval in connection with claiming Targeted Job Credits under Section 51 of the Internal Revenue Code of 1986, as amended (the "Code"), and true and complete copies of all written Company Agreements relating to the participation by Seller in any targeted job program have heretofore been made available or delivered to Purchaser. There are no controversies pending or threatened between Seller and any labor union or other collective bargaining unit representing any employees of Seller or other employees of Seller. Except as set forth on Schedule R hereto, (i) no union or other collective bargaining unit has been certified or recognized by Seller as representing any of their employees and (ii) during the past ten (1) years, (A) no strike, work stoppage, slowdown or similar labor disruption has been recommended by any labor union or collective bargaining unit representing any employees of Seller; (B) nor has the membership of such union or unit voted on any call for a strike, work stoppage, slowdown or similar labor disruption; (C) nor has any strike, work stoppage, slowdown or similar labor disruption occurred with respect to such employees and (D) no lawsuit, claim or other proceeding or cause of action has occurred between the Seller and any employee which has not been set forth on Schedule Q hereto.

Section 4.12 EMPLOYMENT. Set forth on Schedule S attached hereto and incorporated herein by this reference verbatim and at length is a true and complete list (relating to the Business) of:

(a) each stock purchase, option, stock ownership, deferred compensation, performance, bonus, incentive, expense reimbursement, vacation pay, holiday pay, insurance, severance, retirement, excess benefit or other plan, trust, arrangement or standard policy with respect to the Seller’s employees, whether written or oral, which Seller maintains or to which Seller is required to make contributions

(b) each other agreement, arrangement, commitment, understanding or dispute of any kind, whether written or oral, with any current or former employee or associate of Seller pursuant to which payments may be required to be made at any time following the date hereof (including, without limitation, any employment, deferred compensation, severance, supplemental pension, termination or consulting agreement or other arrangement);

True and complete copies of all of the written plans, arrangements and agreements referred to on Schedule S ("Compensation Commitments"), and all employee or employment policy manuals relating to employees of Seller have heretofore been delivered to Purchaser together with, where prepared by or for Seller, any valuation, actuarial or other financial reports with respect to each Compensation Commitment for the last five (5) years. An accurate and complete written summary has been provided to Purchaser with respect to any Compensation Commitment which is unwritten.

(c) Each Compensation Commitment:
(i) has been operated, since its inception, in accordance with its terms; (ii) is not currently under investigation, audit or review by the Internal Revenue Service and/or the United States Department of Labor, and, to the Best Knowledge of Seller, no such action is contemplated or under consideration;

(iii) has no liability for any federal, state, local or foreign taxes;

(iv) has no claims subject to dispute or litigation except as disclosed on Schedule Q hereof;

(v) has met all material applicable requirements, if any, of the Code; and

(vi) has operated since its inception in material compliance with the reporting and disclosure requirements imposed under any Legal Requirements and the Code.

Section 4.13 TAXES. Seller, and for any period during all or part of which the tax liability of any other corporation or other entity was determined to be on a combined or consolidated basis with Seller, such other corporation or other entity (as such relates to the Business), have timely filed all federal, state, local and foreign tax returns, information reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing(s) and have disclosed same to Purchaser) and have paid, or made adequate provision for the payment of, all Taxes (as defined below) which are due pursuant to said returns or pursuant to an assessment(s) received by Seller or any such other corporation or entity. As used herein, "Taxes" shall mean all taxes, fees, levies or other assessments including, but not limited to, income, excise, property, sales, use, franchise, foreign, withholding, Social Security and unemployment taxes imposed by the United States, any state, county, local or foreign government or any agency or subdivision thereof or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments.

Section 4.14 INVENTORIES AND DEFERRED SERVICES. The values at which Seller’s inventories and deferred services to be performed are carried on the Financial Statements reflect the normal inventory valuation and contract valuation policies of Seller and such values are in conformity with GAAP, consistently applied.

Section 4.15 INSURANCE. All of Seller’s Assets utilized in the Business which are of an insurable character are insured by Seller against loss or damage by fire and other risks to the extent and in the manner customary for companies engaged in similar businesses or owning similar assets. Set forth on Schedule T attached hereto and incorporated herein by this reference verbatim and at length is a list of all policies for such insurance and Seller previously have furnished to Purchaser true and complete copies of all such policies. All such policies are in full force and effect and Seller represent that they have not received any notification of cancellation or claim with respect thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Seller as follows:

Section 5.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized and in good standing under the laws of the State of Delaware.

Section 5.2 AUTHORITY, APPROVALS AND CONSENTS. Purchaser has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and validly approved by the Board of Directors of Purchaser and no other corporate or other proceedings on the part of Purchaser are necessary to authorize and approve this Agreement and the transactions contemplated hereby. Purchaser hereby expressly represents that they have fully and properly complied with all aspects of applicable Delaware and Connecticut corporate law in entering into this Agreement and for consummating the transactions contemplated hereunder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

ARTICLE VI
COVENANTS

Section 6.1 CONDUCT OF BUSINESS BY SELLER PENDING CLOSING. Seller hereby covenants, represents and warrants to Purchaser that pending completion of the Closing unless otherwise agreed to in writing by the Purchaser:

(a) Seller shall not engage in any sale, enter into any transaction, contract or commitment, incur liability or obligation or make any disbursement not in the ordinary course of business;

(b) Seller shall carry and continue in force through the Closing, all existing insurance coverages including without limitation to theft, liability and other insurance as set forth in Schedule T. For any loss occurring between the date of this Agreement and the Closing Date, the Parties rights and liabilities thereunder shall be determined as follows:
(i) Casualty Prior to Closing. The risk of any loss, destruction or other damage, other than ordinary wear and tear, between the date of execution hereof and the completion of the Closing, shall be solely that of Seller. If before the completion of the Closing, any of the Seller’s Assets, including, without limitation, Seller’s properties, inventory, machinery or equipment which is the subject of this Agreement is damaged by fire, casualty or any other cause: (A) if the replacement or repair cost is Two Hundred Thousand ($200,000.00) Dollars or more, Purchaser may either: (x) terminate this Agreement without liability or (y) complete the Closing hereunder in which event Purchaser shall be entitled to a credit to the insurance proceeds arising with respect to such damage, and (B) if such replacement or repair cost, as the case may be, is less than Two Hundred Thousand ($200,000.00) Dollars, Purchaser shall be obligated to complete the Closing hereunder and shall be entitled to the insurance proceeds arising with respect to such damage. If there are excess insurance proceeds or proceeds paid applicable to expenses of Seller (including legal fees and costs), said excess or other proceeds shall be paid to Seller.
(c) Seller shall not amend, modify or terminate any agreement related to the Business to which they are a party except in the ordinary course of business;

(d) Seller shall use their Best Efforts to preserve the Business and maintain all of its equipment and records in good order and keeping the same available for Purchaser and further to preserve for Purchaser the goodwill of suppliers, customers and others having business relationships with Seller; and,

(e) Seller shall give Purchaser prompt notice of all events prior to Closing which may materially relate to any term of this Agreement.

Section 6.2 ACCESS AND INFORMATION. Subject to applicable laws and the reasonable requirements of Seller to protect competitively sensitive information, Seller shall afford to Purchaser and to Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period from the Effective Date to the Closing Date to the books, records, properties and personnel of Seller and its subsidiaries relating to the Business and, during such period, shall furnish reasonably promptly to Purchaser such information as Purchaser may reasonably request. All such information disclosed to Purchaser shall remain subject to the Confidentiality Agreement. Without limitation of the other provisions of this Section 6.2, Seller shall permit Purchaser or its consultants, in accordance with a mutually acceptable confidentiality agreement entered into by Purchaser, Seller and, if relevant, Purchaser’s consultant, to copy any data concerning the Business which Purchaser shall deem appropriate. It is Purchaser's intent that if the Closing shall occur, Purchaser shall have immediate access to all such data in order to operate the Business and comply with Purchaser's reporting obligations for the combined operations of Purchaser and the Business under applicable securities laws. If the Closing shall not occur, such consultant shall return all of such data within Ten (10) Days in compliance with such confidentiality agreement.

Section 6.3 ADDITIONAL MATTERS. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules, regulations or otherwise to consummate and make effective the transactions contemplated under this Agreement.

Section 6.4 PERMITTED FACILITY. The Parties acknowledge that the Lowell Location is a RCRA Part B permitted facility (Permit Number 34 B 99, as amended). This facility may not be transferred directly or indirectly through the acquisition of Seller’s Assets to Purchaser until Purchaser has received certain approvals in writing from the relevant authorities (See Section 4.4 hereof). Purchaser and Seller agree to use all reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper and advisable, in order to obtain the approval of the transfer of this facility as contemplated by this Agreement from the relevant authorities. Nothing in this Agreement shall be construed to release or relieve any entity of any liability to a Government Entity under any police and regulatory statute as the owner or operator of property that entity owns or operates after the date of transfer. However, Seller shall only have liability hereunder for acts or omissions which occurred prior and up to the Closing Date.

Section 6.5 ADDITIONAL FINANCIAL INFORMATION. On or prior to the Closing Date, Purchaser shall have received from Seller the reviewed Financial Statements as of October 31, 2002, December 31, 2001, December 31, 2000, and December 31, 1999 (Purchaser does hereby acknowledge that it is not receiving audited financial statements from Seller). Seller shall provide Purchaser with monthly Financial Statements and income statements for the Business as prepared in the ordinary course and consistent with past practice by the finance and accounting staff of the Business for each month after December 2001 until the Closing for which the Sellers have closed the accounting books of the Business, which statements shall be delivered within forty-five (45) days after each such closing. Seller acknowledges that Purchaser shall be conducting an audit of Seller in conjunction with Purchaser’s due diligence hereunder and agrees that it shall cooperate fully in such audit.

Section 6.6 COVENANT NOT TO COMPETE; NON-SOLICITATION.

(a) Other than as may be explicitly set forth below, for a period of Five (5) years after the Closing Date, Seller and Christopher A. Jones (“Jones”) shall not, directly or indirectly, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company, corporation, partnership, LLC, LLP, joint venture or other entity or enterprise, as a principal, agent, officer, director, shareholder, member, employee, consultant, employee or in any manner whatsoever, carry on or be engaged in or connected with or interested in, advise, or permit any of their names or any part thereof to be utilized, or be employed by any person or persons, firm, association, syndicate, company, corporation, partnership, LLC, LLP, joint venture or other entity or enterprise engaged in or connected with or interested in a business or venture which competes, in whole or in part, with the Business or any business substantially similar to the Business or competitive to the Business, provided that the Seller’s covenants under this Section 6.6 (i) shall not apply to the beneficial ownership of less than five percent (5%) of any class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and (ii) shall not prohibit Seller from directly or indirectly continuing to operate its remaining businesses in the same manner as it has operated its remaining businesses during the past year provided that such operations are not competitive to the Business being acquired hereunder by Purchaser.

(b) For a period of Five (5) years after the Closing Date, Seller and Jones shall not, directly or indirectly, solicit, induce or attempt to solicit or induce, any Person or entity who at the time of Closing was a customer or client of the Business (a "Customer"), to terminate his, her or its relationship with the Purchaser for any purpose, including, without limitation, the purpose of associating with or becoming a Customer, whether or not exclusive, of Seller or any entity of which Seller is or becomes a partner, stockholder, principal, member, agent or trustee, or otherwise solicit, induce, or attempt to solicit or induce any such Customer to terminate his, her or its relationship with Purchaser for any other purpose or no purpose, provided that this Section 6.6 shall not prohibit the Seller from directly or indirectly continuing to operate its remaining businesses and providing its services and products to any customers or clients in the same manner as it has operated its remaining businesses during the past year provided that such operations are not competitive to the Business being acquired hereunder by Purchaser.

(c) For a period of Five (5) years after the Closing Date, Seller and Jones shall not, directly or indirectly, recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, Purchaser to terminate his or her employment or other relationship with Purchaser. In addition, Seller and Jones agree that it and he shall not, for a period of Five (5) years, solicit for employment any person who was or is an employee of Seller who accepts employment with Purchaser at or following the Closing Date.

(d) The Parties acknowledge and agree that the provisions of this Section 6.6 are a material inducement to the Purchaser to enter into and perform their respective obligations under this Agreement, and for which Purchaser shall, at Closing, have fully paid good and valuable consideration. The Parties further agree that, after the Closing, any breach by Seller or Jones of one (1) or more of the provisions of this Section 6.6 will cause damages to Purchaser in an amount that is likely to be difficult to calculate accurately. Accordingly, the Parties agree that, in the event of any breach under this Section 6.6, Purchaser shall be entitled to immediate and permanent injunctive relief to (i) enforce the provisions of this Section 6.6 in any court of competent jurisdiction along with costs of suit and reasonable attorneys’ fees. Seller, Jones and Purchaser further agree that, as of the Closing, Purchaser's rights to enforce the provisions of this Section 6.6 shall be fully paid for and enforceable without reference to any right of offset, counterclaim or the like, and Seller’s obligations under this Section 6.6 shall not be deemed part of any executory contract between the Parties, all such claims being hereby expressly waived by Seller.

(e) The past, present or future activities of certain employees of Seller, or otherwise, shall in no way be deemed a violation of the warranties, covenants, representations or indemnification contained in this Section 6.6 and this Agreement by Seller or Jones.

Section 6.7 INDEMNIFICATION.

The Parties shall indemnify each other as set forth below:

(i) Seller shall indemnify and hold harmless Purchaser and each of its affiliates or other related entities from and against any and all losses, damages, liabilities and claims (including legal fees and costs) arising out of, based upon or resulting from any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Seller which are contained in or made pursuant to this Agreement or any breach by Seller of any obligations contained in or made pursuant to this Agreement including, without limitation, with respect to all liabilities, commitments and obligations of Seller. This indemnification shall be limited to an amount not exceeding Five Hundred Thousand ($500,000.00) Dollars except in the case of (1) a material misstatement of fact, (2) material omission, or (3) material breach of this Agreement by Seller.

(ii) Purchaser shall indemnify and hold harmless Seller from any and all losses, damages, liabilities and claims arising out of, based upon or resulting from any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Purchaser which is contained in or made pursuant to this Agreement or any breach by Purchaser of any of its obligations contained in or made pursuant to this Agreement.

(iii) As a material inducement to Purchaser entering into and consummating the transaction contemplated hereunder, Seller does hereby agree to hold Purchaser completely free and harmless and indemnify Purchaser from and against any and all claims which Seller has or may have against any stockholder, member, director, officer, agent or other Person related to Seller whatsoever. Purchaser shall have no obligation whatsoever to participate in any litigation or other action between Seller and any stockholder, member, director, officer, agent or other Person related to Seller , and if Purchaser is forced to participate in any such action, Seller shall be solely responsible for any and all costs incurred by Purchaser in connection therewith, including, without limitation, all economic costs incurred by Purchaser and payment of reasonable attorneys fees and costs.

ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

(a) Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by Purchaser at or prior to the Closing Date and all corporate or other action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Purchaser and by Purchasers’ Board of Directors. All notices to, and declarations, filings and registrations with and consents, authorizations, approvals and waivers from, directors, stockholders, members, governmental, judicial and regulatory bodies required or necessary to consummate the transactions contemplated hereby (including without limitation the Commonwealth of Massachusetts Department of Environmental Protection) and all consents or waivers which, either individually or in the aggregate, if not made or obtained, would have a Material Adverse Effect, shall have been made or obtained prior to Closing;

(b) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and (having been deemed to have been made again at and as of the Closing shall be true and correct in all material respects as of the Closing. Each of the obligations of Purchaser required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Seller shall receive a certificate, dated the Closing Date and duly executed by the president of Purchaser, to the effect that the conditions set forth in the preceding two (2) sentences have been fully satisfied.

(c) Purchaser shall continue and/or acquire public liability insurance and professional liability insurance (or such insurance(s) as presently exist for the Business) in limits of at least $5,000,000 naming RMJ Co., Jones and Michael Jones as additional insureds and acquire “tail” coverage with regard to the professional liability insurance to provide Seller continuing coverage with regard to any undiscovered but covered liabilities.

(d) OPINION OF PURCHASERS’ COUNSEL. Seller shall have been furnished with the opinion of Steven Robert Lehr, Esq., Steven Robert Lehr, P.C., attorneys at law, counsel for Purchaser, dated the Closing Date, in form and substance satisfactory to Seller and Seller’s counsel, to the effect set forth Article V (Purchaser’s Representations) and Article VII (Conditions Precedent) hereof. In rendering the foregoing opinions, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Purchaser and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for their opinions. Such counsel may specify the jurisdiction or jurisdictions in which they are admitted to practice, that they are not admitted to the Bar in any other jurisdiction or experts in the law of any other jurisdiction and that such opinions are limited accordingly.

(e) Prior to Closing, Seller shall have received documentation from certain minority shareholders evidencing their consent to the transactions contemplated hereunder and waiving any rights under the operating agreement of JES LLC that would prohibit these transactions. These documents may be tendered in escrow subject to such conditions as shall be set forth in said documents or an escrow agreement to be executed prior to Closing by the relevant parties. Further, general individual and business releases and resignations as officers/directors shall be executed by all shareholders of JES and shall be delivered at or prior to closing as a condition precedent to the obligation of Seller to consummate the transactions contemplated hereunder.

Section 7.2 CONDITIONS PRECEDENT TO OBLIGATION OF THE PURCHASER. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

(a) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by Seller at or prior to the Closing Date and all corporate or other action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller and by Seller’s Boards of Directors or members, as applicable. All notices to, and declarations, filings and registrations with and consents, authorizations, approvals and waivers from, directors, stockholders, members, governmental, judicial and regulatory bodies required or necessary to consummate the transactions contemplated hereby and all consents or waivers which, either individually or in the aggregate, if not made or obtained, would have a Material Adverse Effect, shall have been made or obtained prior to Closing;

(b) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and (having been deemed to have been made again at and as of the Closing shall be true and correct in all material respects as of the Closing. Each of the obligations of Seller required by this Agreement to be performed by it at or prior to the Closing shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, Purchaser shall receive a certificate, dated the Closing Date and duly executed by the president of Seller, as applicable, to the effect that the conditions set forth in the preceding two (2) sentences have been fully satisfied.

(c) OPINIONS OF SELLER’S COUNSEL. Purchaser shall have been furnished with the opinion of Edward F. Scully, Esq., Scully, Nicksa, Martin & Reeve, LLP, attorneys at law, counsel for Seller, dated the Closing Date, in form and substance satisfactory to Purchaser and Purchasers’ counsel, as to the following (i) the good standing and authority of Seller to carry on the Business and own the Assets, (ii) that all appropriate corporate or business entity actions necessary to complete the transactions contemplated hereunder have been taken, (iii) Seller’s proper execution and delivery of this Agreement, the schedules hereto and any other documents required or necessary hereunder and the validity and binding legal effect thereof and of Seller’s obligations hereunder, (iv) Seller’s good and marketable title to the Assets, (v) disclosure of litigation, proceedings or investigations pending or threatened against Seller or which Seller’s counsel is aware, (vi) that this Agreement does not violate any other agreement of which Seller’s counsel is aware, and (vii) that the documents conveying title to Seller’s interest in the Assets are valid and legally binding. In rendering the foregoing opinions, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Purchaser and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for their opinions. Such counsel may specify the jurisdiction or jurisdictions in which they are admitted to practice, that they are not admitted to the Bar in any other jurisdiction or experts in the law of any other jurisdiction and that such opinions are limited accordingly. If such counsel is not authorized to practice law in the State of Connecticut and the Commonwealth of Massachusetts, Purchaser may require Seller’s counsel to obtain an opinion from counsel authorized to practice law in such jurisdiction(s).

(d) Purchaser shall have received the Financing Commitment;

(e) Purchaser shall have closed a transaction or transactions in which Purchaser receives funds and credit lines, etc., which are sufficient to (i) pay the cash portion of the Purchase Price, (ii) pay the People’s Bank Line of Credit and Term Debt, (iii) fund the payment of all reasonable costs and expenses of the transactions described in this Agreement and (iv) provide ongoing funding for working capital needs and general corporate purposes;

(f) Purchaser shall have received from Seller the reviewed Financial Statements as of December 31, 2001, December 31, 2000, and December 31, 1999, by the date(s) set forth in Section 6.5;

(g) Seller’s Assets, as of the Closing Date, shall be free and clear of all liens, charges and encumbrances (except those expressly assumed hereunder or set forth on Schedule J hereto). The instruments of assignment, transfer and bill of sale of Seller’s Assets to the Purchaser shall comply in all respects with the terms of this Agreement, in form and substance satisfactory to Purchaser and its counsel, and shall be sufficient to vest in Purchaser all of Seller’s right, title and interest in respect to all of Seller’s Assets being sold and/or transferred hereunder; and,

(h) all necessary approvals and authorizations for this transaction shall have been obtained from the Massachusetts Department of Environmental Protection or other agencies having jurisdiction.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1 TERMINATION EVENTS. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written agreement of Purchaser and Seller;

(b) by Seller (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein for which Purchaser shall have previously notified Seller), if there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement (including the Conditions Precedent set forth in Section 7.1 hereof not being met or otherwise satisfied as of the Closing Date), or any such representation and warranty shall have become untrue, and such breach or condition has not been promptly cured within ninety (90) days following receipt by Purchaser of written notice of such breach;

(c) by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein for which Seller shall have previously notified Purchaser), if there has been a breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation and warranty shall have become untrue, and such breach or condition has not been promptly cured within ninety (90) days following receipt by Seller of written notice of such breach;

(d) by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) at or prior to the Closing Date, if Purchaser is not satisfied with its due diligence review of the Business or if the conditions precedent recited in Section 7.2 have not been met.

Section 8.2 EFFECT OF TERMINATION/ABANDONMENT; TERMINATION FEE. In the event of termination of this Agreement pursuant to this Article VIII, written notice thereof shall be given as promptly as practicable to the other Party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. If this Agreement is terminated as provided herein (a) there shall be no liability or obligation on the part of Seller, Purchaser, or their respective officers, directors and Affiliates, and all obligations of the Parties shall terminate, except for (i) the obligations of the Parties pursuant the Confidentiality Agreement, and (ii) that a Party that is in material breach of its representations, warranties, covenants, or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents incurred by the other Party in connection with this Agreement and the transactions contemplated hereby; provided, however, that Purchaser shall not be deemed to be in material breach of this Agreement solely by reason of its inability to satisfy one (1) or more of the conditions set forth in Section 7.2 if Purchaser is attempting to satisfy such conditions in good faith.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1 EXPENSES. Each of the Parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, or others engaged by such Party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

Section 9.2 PARAGRAPH HEADINGS AND LANGUAGE INTERPRETATIONS. The paragraph headings contained herein are for reference only and shall not be considered substantive provisions of this Agreement. The use of a singular or plural form shall include the other form, and the use of a masculine, feminine or neuter gender shall include the other genders, as applicable.

Section 9.3 NOTICES. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

If to Seller: R.M. Jones & Co., Inc.
595 John Downey Drive
New Britain, Connecticut 06051
Attn: Christopher A. Jones, President

With a copy to: Edward F. Scully, Esq.
Scully, Nicksa, Martin & Reeve, LLP
79 Main Street
Unionville, Connecticut 06085-0278

and Joseph V. Meaney, Jr., Esq.
Cranmore, FitzGerald & Meaney
49 Wethersfield Avenue
Hartford, Connecticut 06114-1102

If to Purchaser: VERIDIUM ENVIRONMENTAL CORPORATION
One Jasper Street
Paterson, New Jersey 07522
Attn: Kevin Kreisler, President

with a copy to: STEVEN ROBERT LEHR, ESQ.
STEVEN ROBERT LEHR, P.C.
33 Clinton Road, Suite 100
West Caldwell , New Jersey 07006

or such other address(es) as shall be furnished in writing by such Party, and any such notice or communication shall be effective upon receipt.

Section 9.4 ASSIGNMENTS. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Party, except that this Agreement and such rights, interests and obligations may be assigned by Purchaser to one (1) or more Affiliates. Purchaser agrees that any such assignment shall not relieve Purchaser of its obligations hereunder.

Section 9.5 ENTIRE AGREEMENT. This Agreement (including the Schedules and any Exhibits hereto) embodies the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and supersedes all prior written or oral commitments, arrangements, understandings and agreements with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly sat forth herein.

Section 9.6 MODIFICATIONS, AMENDMENTS AND WAIVERS. At any time prior to the Closing, to the extent permitted by law, (i) Purchaser and Seller may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the Party which is entitled to the benefits thereof.

Section 9.7 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one (1) and the same agreement and each of which shall be deemed an original. Each Party shall receive a fully signed copy of this Agreement.

Section 9.8 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Jersey and the United States of America (regardless of the laws that might be applicable under principles of conflicts of law or international law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

Section 9.9 ACCOUNTING TERMS. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

Section 9.10 SEVERABILITY. If any one (1) or more of provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 9.11 SPECIFIC PERFORMANCE. Purchaser and Seller recognize that any breach of the terms this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that any non-breaching party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy as a remedy of money damages. If specific performance is elected as a remedy hereunder, the electing Party shall be deemed to have waive any claim for other damages, except reasonable attorneys fees, costs of suit and expenses related to the enforcement of specific performance.

Section 9.12 CONSENT TO JURISDICTION. Seller and Purchaser hereby submit and consent to the exclusive jurisdiction of the courts of the State of New Jersey and the federal courts of the United States of America located in such state in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Seller and Purchaser agree that service of process may be made in any manner permitted by the laws of the State of New Jersey or the federal laws of the United States in any such action, suit or proceeding against Seller or Purchaser with respect to this Agreement, and Seller and Purchaser hereby irrevocably designate and appoint Edward F. Scully, Esq. and Joseph V. Meaney, Jr., Esq. and Steven Robert Lehr, Esq. as their respective authorized agents upon which process may be served in any such action, suit or proceeding, it being understood that such appointment and designation shall become effective without any further action on the part of Seller or Purchaser. Service of process upon such authorized agent shall be deemed, in every respect, effective service of process upon Seller or Purchaser and shall remain effective until Seller or Purchaser shall appoint another agent for service or process acceptable to the other Party. Seller and Purchaser agree that final judgment (with all right of appeal having expired or been waived) against it in any such action, suit or proceeding shall be conclusive and that the other Party is entitled to enforce such judgment in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

Section 9.13 U.S. CURRENCY. All payments made under this Agreement at any time shall be made in the lawful currency of the United States of America.

Section 9.14 RISK OF LOSS.

(i) The risk of loss or damage to the Assets to be sold to Purchaser hereunder shall be borne by Seller until title or right to possession shall have passed to Purchaser on the Closing Date.

(ii) If, prior to the Closing Date, any of the Assets shall be damaged or destroyed, the Purchase Price shall be adjusted for the value of the Assets so damages or destroyed and in such case Seller shall be solely entitled to any insurance proceeds paid or payable thereon.

(iii) If, prior to the Closing Date, any of the Assets shall be damaged or destroyed or taken in condemnation proceedings or if the Business is materially affected to an extent which will materially adversely affect operations similar to those heretofore carried on by Seller, Purchaser, at its option, may (A) elect to become entitled to any proceeds of condemnation or insurance with respect to such loss or (B) cancel this Agreement. If so canceled, this Agreement will be of no force and effect, and in such event no Party hereto, or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any further liability obligation hereunder with respect thereto other than as specified herein.

Section 9.15 NO BROKER’S COMMISSIONS. The Parties acknowledge that no broker, finder or agent was utilized by either Party and that no broker, finder or agent is entitled to any fee relating to the transaction hereunder.

Section 9.16 TRANSFER DOCUMENTS. Seller agrees that the sale and transfer hereunder of the Assets shall be made on the Closing Date, as of the Closing Date, by bills of sale, assignments or other instruments of transfer as shall be appropriate to vest in Purchaser good, clear and marketable title to the Assets subject to liabilities expressly assumed by Purchaser pursuant to Section 24. From and after the Closing Date, upon the request of Purchaser, Seller shall do, execute, acknowledge and deliver all such further acts, assignments, transfers, instruments and conveyances as may reasonably be required to convey to and vest in Purchaser and protect its right, title and interest in and enjoyment of any of the Assets, and as may be appropriate to otherwise carry out the transactions contemplated by this Agreement. To the extent that the assignment of any of the Assets shall require the consent of other parties, this Agreement shall not constitute an assignment or agreement to assign the same if such action would constitute a breach of any contract or agreement relating to any of the Assets. Each of Seller and Purchaser agree to use its Best Efforts to obtain the consents of other parties to the sale and assignment hereunder to Purchaser. If any such consent is not obtained, Seller and Purchaser shall cooperate with each other in a reasonable arrangement designed to provide for Purchaser the benefits thereof and to permit the performance of remaining unfulfilled obligations thereunder by Purchaser. Failure of a Party to cooperate shall be actionable to the extent that said Party is responsible for act or omission complained of by the other Party.

Section 9.17 ALLOCATION OF PURCHASE PRICE. The Parties shall allocate the Purchase Price as their respective accountants shall mutually determine and shall execute and file identical IRS Forms 8594, Asset Acquisition Statement under Section 1060, of the Internal Revenue Code of 1986, as amended.

Section 9.18 THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE EITHER SOUGHT OR WAIVED INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.

Section 9.19 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

Section 9.20 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.21 FURNISHING INFORMATION; ANNOUNCEMENTS. Sellers shall not issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Purchaser. Any notification of Sellers’ employees of the transactions contemplated hereby shall be subject to prior approval by Purchaser. Any notices or other information to be disseminated shall be submitted to Purchaser prior to distribution or dissemination.

Section 9.22 Force Majeure. Neither Party hereto shall be liable for failure to perform any obligation under this Agreement if such failure to perform is caused by the occurrence of any contingency beyond the reasonable control of such Party, including, without limitation, fire, flood, strike or other industrial disturbance, failure of transport, accident, war, riot, insurrection, act of God or order of governmental agency or act of terrorism. Performance shall be resumed as soon as is possible after cessation of such cause. However, if such inability to perform continues for more than Ninety (90) days, the other Party may terminate this Agreement without penalty and without further notice.

IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed on their behalf by their duly authorized officers or individuals as of the date first above written.

VERIDIUM ENVIRONMENTAL CORP.	R.M. Jones & Co., Inc.
BY:__________________________ NAME: KEVIN E. KRIESLER TITLE: President _______________________________________ CHRISTOPHER A. JONES, Individually AS TO SECTION 6.6 ONLY	BY:____________________________ NAME: CHRISTOPHER A. JONES TITLE: President ____________________________________ STEVEN ROBERT LEHR, P.C., BY: STEVEN ROBERT LEHR, ESQ., Escrow Agent

EXHIBIT 10.3
AMENDMENT TO ACQUISITION AGREEMENT

THIS AMENDMENT TO ACQUISITION AGREEMENT is made this 2 day of MAY, 2003, by and between R.M. Jones & Co., Inc., a corporation duly organized and validly existing under the laws of the State of Connecticut, with a principal place of business located at 461 Cooke Street, Farmington, CT (“RMJ Co.”) (RMJ Co. is hereinafter, at times, referred to as the “Seller”) and VERIDIUM ENVIRONMENTAL CORPORATION, a corporation duly organized and validly existing under the laws of the State of Delaware, with a principal place of business located at 1 Jasper Street, Paterson, New Jersey 07522 (hereinafter, the “Purchaser”). Purchaser and Seller are hereinafter, at times, collectively referred to as the “Parties” or individually, at times, referred to as a “Party”, and this First Amendment to Acquisition Agreement is hereinafter, at times, referred to as the “First Amendment”

Background:

A. Seller and Purchaser entered into that certain Acquisition Agreement dated December 11, 2002 (the “Acquisition Agreement”).

B. Seller and Purchaser desire to amend the Acquisition Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, receipt of which is mutually acknowledged, Purchaser and Seller agree to amend the Acquisition Agreement as follows:

1. Capitalized terms used in this First Amendment and not defined herein shall have the meanings ascribed to them in the Acquisition Agreement.

2. Paragraph 2.4 of the Acquisition Agreement is amended to add the following sentence to the end of that section:

A The amounts payable by Seller to William Connor, Charles H. Franklin, Jr., Kirk Franklin, James Green, Green Management, Corp. and Lowell Properties, LLC are liabilities to be assumed by Purchaser hereunder.

3. Paragraph 2.6 of the Acquisition Agreement of Sale is amended to read in full as follows:

A Section 2.6 PURCHASE PRICE; DEPOSIT; PROMISSORY NOTE; ESCROW; DEBT CONVERSION.

(a) PURCHASE PRICE. In consideration for Seller_s Assets, Purchaser shall pay to Seller at Closing (i) the sum of Two Million Two Hundred Thousand and 00/100 ($2,200,000.00) Dollars, payable as follows: (A) Fifty Thousand and 00/100 ($50,000.00) Dollars to be paid pursuant to Section 2.6 (b) hereof, said amount to be delivered to Seller at Closing, (B) delivery to the Escrow Agent of a Promissory Note in the form of Exhibit A-1 attached hereto and incorporated herein by this reference in the principal amount of Two Million One Hundred Fifty Thousand and 00/100 ($2,150,000.00) Dollars (hereinafter “Note I”) , and (ii) delivery to the Escrow Agent of a Promissory Note in the amount of Three Hundred Thousand and 00/100 ($300,000.00) Dollars, in the form of Exhibit A-2 attached hereto and incorporated herein by this reference (hereinafter “Note II”) (collectively, the “Purchase Price”), subject to any further applicable working capital adjustment(s) to be made in accordance with Section 2.7 hereof.

(b) DEPOSIT. Purchaser has deposited with its counsel the sum of Fifty Thousand and 00/100 ($50,000.00) Dollars, in corporate funds, said sum to be held by such counsel as a deposit to be credited to Purchaser against the Purchase Price, and to be released to Seller at Closing (hereinafter, the _Deposit”). If the transactions contemplated are not consummated, Purchaser_s counsel is hereby authorized to return said Deposit to Purchaser upon demand.

(c) (i) NOTE I. Note I which Purchaser shall execute in favor of Seller at Closing and which shall be held by the Escrow Agent pursuant to the terms and conditions set forth in Section 2.6(d) hereof shall provide for an initial principal balance of Two Million One Hundred Fifty Thousand and 00/100 ($2,150,000.00) Dollars, subject to adjustment as determined in accordance with Section 2.7. The Promissory Note shall provide for the accrual of interest at the annual rate of Three (3.00%) Percent on the outstanding principal balance thereof. A principal payment of Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars shall be due and payable to Seller thereunder within Ten (10) days following Purchasers_ closing of a financing transaction with its equipment asset based lender (documents relative to such financing transaction to be supplied to Seller and its counsel as soon as possible) and second Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars payment shall be due and payable to Seller thereunder within Sixty (60) days following Purchasers_ closing of its financing transaction with its equipment asset based lender. Failure of purchaser to make either of such payments shall constitute an event of default thereunder and all amounts due under this note shall be fully due and payable on November 30, 2003. If the full principal balance of Note I is paid in full on or before November 30, 2003, the interest due under Note I shall be waived in full (and shall be deemed to have been incorporated into the principal balance of said note for purposes of avoiding imputed or unstated interest for federal and state income tax purposes). If Note I is not paid in full by the due date of November 30, 2003, the interest then due under Note I shall be incorporated into the principal balance of Note I as of November 30, 2003 and Note I shall thereafter bear interest at the default rate of Twelve (12.00%) Percent per annum. At Seller_s option, Note I may be converted into capital stock of Purchaser at a Twenty-Five (25.00%) Percent discount to the then existing current market value of Purchaser_s capital stock. If Seller does not exercise the conversion rights granted herein, Purchaser shall have the right to make prepayment(s) on Note I, in whole or in part, without premium or penalty, in amounts not less than Ten Thousand and 00/100 ($10,000.00) Dollars, with interest to adjust on the then outstanding principal balance of Note I.

Note I shall be secured by (A) a perfected, unconditional secondary lien position on Purchaser_s Vulcan Waste, Inc. assets (evidenced by a Loan and Security Agreement and filed UCC-1 Financing Statements), (B), a pledge of Purchasers’ Jones Environmental Services (NorthEast), Inc. stock, (C) a pledge of Purchasers’ One Hundred (100%) Percent interest in Enviro-Safe Corp., Inc. stock, and (D) a pledge of Purchasers’ membership units in Jones Environmental Services, LLC. Items (B), (C) and (D) above shall be evidenced by a Pledge and Security Agreement by and between Seller and Purchaser and the stock and membership units shall be endorsed over to Seller at Closing to be held by the Escrow Agent pursuant to the terms of said Pledge and Security Agreement. Seller shall be receiving a first priority security position relative to the Jones Environmental Services (NorthEast), Inc. stock and the Jones Environmental Services, LLC membership units.

(ii) NOTE II. Note II which Purchaser shall execute in favor of Seller at Closing and which shall be held by the Escrow Agent pursuant to the terms and conditions set forth in Section 2.6(d) hereof shall provide for an initial principal balance of Three Hundred Thousand and 00/100 ($300,000.00) Dollars, subject to adjustment as determined in accordance with Section 2.7. Note II shall provide for the accrual of interest at the annual rate of Six (6.00%) Percent on the outstanding principal balance thereof, said interest to be computed and paid annually on the anniversary of the Closing Date. The principal balance of Note I shall be paid as follows: (i) Fifty (50.00%) Percent shall be due and payable on January 1, 2004 and (ii) the remaining Fifty (50.00%) Percent shall be due and payable on January 1, 2008 (said dates being hereinafter referred to as the _Due Dates”). At Seller_s option, Note II may be converted into capital stock of Purchaser on each applicable Due Date at a Twenty-Five (25.00%) Percent discount to the then existing current market value of Purchaser_s capital stock. These conversion options shall expire on January 1, 2008. If Seller does not exercise the conversion rights granted herein, Purchaser shall have the right to make prepayment(s) on Note II, in whole or in part, without premium or penalty, in amounts not less than Ten Thousand and 00/100 ($10,000.00) Dollars, with interest to adjust on the then outstanding principal balance of Note II. The original principal amount of Note II was contemplated as being Five Hundred Thousand ($500,000.00) Dollars. The aforesaid payments are to be made at Closing. A default interest rate of Twelve (12%) Percent per annum shall be applicable under Note II. The foregoing proposed Two Hundred Thousand ($200,000.00) payment and the language describing same shall be personal to the parties hereto, shall not constitute an admission on the part of Seller with regard to the proposed payment, the amount and/or the division of same nor shall there be any intention of the parties hereto to create any rights in any other parties who are not signatories to this Agreement or an amendment thereto, which rights are hereby expressly disclaimed.

(iii) If Purchaser is in default under Note I or Note II or otherwise as to sums due Seller under the Acquisition Agreement, then, upon such occurrence of default, Seller shall have the right to setoff any indebtedness or obligations it has under the Acquisition Agreement relative to the indemnification provisions thereof.

(iv) During the period that any amounts are owed by Purchaser to Seller under Note I and Note II or otherwise under the Acquisition Agreement, Christopher A. Jones shall serve as a director of Purchaser or its parent company or any successor thereto.

(v) As additional collateral to Seller to secure the obligations of Purchaser under Note I and Note II or otherwise under the Acquisition Agreement, Kevin E. Kreisler shall execute an unlimited personal guaranty of such obligations in favor of Seller.

(d) ESCROW ACCOUNT. (i) Scully, Nicksa, Martin & Reeve, LLP, Attorneys at Law, shall serve as escrow agent hereunder (hereinafter, the _Escrow Agent”). The Escrow Agent shall hold the Promissory Notes pursuant to the terms set forth in Section 2.6(c) above and shall release same to Seller once the adjustments in Section 2.7 have been finalized.

(ii) The Parties hereto agree that the Escrow Agent is acting as a stakeholder only and for the convenience and at the request of Seller and Purchaser, and the Escrow Agent shall be responsible only for the safekeeping of the Promissory Notes, in accordance with the terms of this Agreement. In taking any action hereunder, the Escrow Agent shall be entitled to rely upon any written notice, paper or other document believed by it to be genuine and signed or presented by the proper person, or upon any evidence deemed by it to be sufficient, and in no event shall the Escrow Agent be liable for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or willful misconduct.

(iii) The Escrow Agent shall be under no obligation to institute or to defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve it in expense unless first indemnified to its satisfaction. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected by any action taken, suffered or permitted by it in good faith in accordance with the advice of such counsel. In the event of a controversy between Seller and Purchaser with respect to any matter or thing relating to any term or condition of this Agreement, or if the Escrow Agent should receive or become aware of conflicting demands for claims with respect to any such matters, the Escrow Agent shall be entitled to refuse to comply with any such demand or claim, and in such event the Escrow Agent may continue to represent Seller and is hereby authorized (A) to keep and retain the Promissory Notes until it shall have received written notice from Seller and Purchaser, jointly, that the controversy between Seller and Purchaser has been settled either by agreement or by final judgment of a court of competent jurisdiction (with no appeal having been taken or the time for appeal having expired), or (B) to deliver the Promissory Notes into the applicable court of record in Passaic County, New Jersey, whereupon the Escrow Agent shall be relieved of any further duties or obligations under this Agreement.

(iv) The Escrow Agent (or any successor) may at any time during the term hereof resign its position hereunder by giving written notice thereof to the Parties hereto. Such resignation shall be effective upon the appointment of a successor reasonably acceptable to Purchaser and Seller who shall have agreed to serve pursuant to the terms hereof. Upon receipt of such resignation, such other Parties shall use their Best Efforts to insure the prompt appointment of a successor. Seller and Purchaser hereby agree to indemnify, defend and hold the Escrow Agent harmless from and against any loss, cost or expense arising out of or relating to any action taken or thing done by the Escrow Agent in connection with this Agreement or any failure by it to take any action required to be taken by it in connection herewith, provided, however, that any such action or failure to act shall have been taken or omitted in good faith, and not as a result of the Escrow Agent's gross negligence or willful misconduct.

(v) Purchaser acknowledges and agrees that the Escrow Agent is and has been counsel to Seller in connection with the preparation of this Agreement. Seller and Purchaser hereby agree that to the extent that the Escrow Agent's serving hereunder may create a conflict of interest or an appearance of a conflict of interest, any such conflict of interest is hereby waived. Purchaser also acknowledges and agrees that the Escrow Agent serving as escrow holder shall in no manner whatsoever disqualify or be cause for disqualification of the Escrow Agent with respect to the current or future representation of Seller arising out of or involving any matter or issue relating to the Promissory Notes or this Agreement; it being understood and agreed that Seller will continue to be represented by the Escrow Agent in connection with the foregoing matters.

(e) DEBT CONVERSION/DEBT. The Parties acknowledge that the transaction contemplated hereunder includes Purchaser_s obligation to repay a debt owed to RMJ Co. from JES INC. in the approximate amount of TWO HUNDRED EIGHTY THOUSAND and 00/100 ($280,000.00) Dollars (the _Debt”). The Parties have agreed that in the sole discretion of Purchaser, to be exercised prior to or at Closing, Purchaser shall satisfy this debt, in whole or in part, by converting such debt (or portions thereof) into capital stock of Purchaser (_KBF Securities”) at a price-protected value of Ten ($0.10) Cents per share of Purchaser_s capital stock. The exact amount of the Debt shall be determined and confirmed immediately prior to Closing. In addition, as aforesaid, Purchaser agrees to assume Seller_s indebtedness related to the Vehicles and the People_s Bank Line of Credit and Term Debt, to be determined and confirmed immediately prior to Closing.

3. Paragraph 3.1 of the Acquisition Agreement is amended to provide that closing shall be held on or about APRIL 30, 2003 (the _Closing Date”).

4. The Indemnification contained in Paragraph 6.7(a) of the Acquisition Agreement is hereby reduced from Five Hundred Thousand ($500,000.00) Dollars to One Hundred Fifty Thousand ($150,000.00) Dollars.

  Preparation and Negotiation of the Acquisition Agreement and this First Amendment. Each Party hereto has participated equally in the preparation and negotiation of the Acquisition Agreement and this First Amendment, and each Party hereto hereby unconditionally and irrevocably waives to the fullest extent permitted by law any rule of interpretation or construction requiring that the Acquisition Agreement and this First Amendment be interpreted or construed against the drafting party.

  Section 2.7(b) of the Acquisition Agreement is hereby modified to read in full as follows:

“As used herein, the term "Working Capital" shall mean the sum of the asset accounts (including without limitation cash, accounts receivable, prepaid expenses and deposits, which shall be transferred to Purchaser at Closing) utilized in preparing the Initial Working Capital Statement minus the sum of liability accounts (including without limitation the trade accounts payable, accrued expenses, People’s Bank Line of Credit, and other applicable liabilities) utilized in preparing the Initial Working Capital Statement. The “Working Capital” excess (deficiency) will be increased (decreased) by the payments made by Jones Environmental Services (North East), Inc., to Lowell Properties, LLC, (Charles H. Franklin, Jr. and Kirk Franklin) for $100,000 and all payments made to William Connor since December 31, 2002. The term "Working Capital Statement" shall mean the statement of Working Capital of the Business to be prepared by Seller as of the Closing Date in accordance with this Section 2.7(b) and to be delivered to Purchaser as promptly as practicable, and as same shall be adjusted for accuracy following the Closing Date, or other claims, liabilities or expenses attributable to Seller and not disclosed to Purchaser prior to Closing, within ninety (90) days after the Closing Date, which statement shall include as a liability, without limitation, all collected and on-site waste (deferred revenue) and shall utilize inventories conducted on the Closing Date of waste at the Farmington Location and Lowell Location. Any costs, damages or expenses, including, without limitation, attorneys fees and costs and accounting fees and costs, relating to any breach by Seller of any representation, warranty, covenant or other obligation of Seller contained herein shall be an adjustment to be made to the Purchase Price and reflected as a reduction in the Promissory Note. Specifically excluded from the foregoing shall be any amounts payable by Seller for People’s Bank Term Debt (relative to Seller’s Business as set forth on Schedule J), William Connor, Charles H. Franklin, Jr., Kirk Franklin, James Green, Green Management Corp and Lowell Properties, LLC, and the obligation owed by JES INC to RMJ Co. defined in Section 2.6(e) hereof. If there shall be an adjustment to the Purchase Price hereunder, any amount up to One Hundred Fifty Thousand ($150,000.00) Dollars shall first be adjusted against the cash portion of the Purchase Price and any amount over and above One Hundred Fifty Thousand ($150,000.00) Dollars shall be adjusted against the Promissory Note.”

7. Except as amended by this First Amendment, the Acquisition Agreement remains unmodified and in full force and effect.

8. The Parties acknowledge that Veridium Environmental Corporation (f/k/a Veridium Corporation) was legally formed subsequent to the date of the Acquisition Agreement. The Parties do hereby waive any and all claims relative hereto, including but not limited to includability or unenforceability. The Parties acknowledge that the Acquisition Agreement is a valid, legally binding contract between the Parties.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

VERIDIUM ENVIRONMENTAL CORPORATION BY:__________________ NAME: KEVIN E. KREISLER TITLE: President	R.M. Jones & Co., Inc. BY:_______________________ NAME: CHRISTOPHER A. JONES TITLE: President

EXHIBIT 10.4
PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT made this 2 day of May, 2003, by and between JAMES F. GREEN, Individually, whose address is 6 Narragansett Court, Narragansett, Rhode Island 02882 (hereinafter referred to as "Seller") and VERIDIUM ENVIRONMENTAL CORPORATION, whose address is 1 Jasper Street, Paterson, New Jersey 07522 (hereinafter referred to as the "Purchaser"). Seller and Purchaser shall individually, at times, be referred to as a "Party" or together, at times, as the "Parties" and this Purchase Agreement shall hereinafter, at times, be referred to as the "Agreement."

WHEREAS, Seller is the owner of a Twenty-Five (25.00%) Percent ownership interest in the outstanding membership units (equity) of JONES ENVIRONMENTAL SERVICES LLC (“JES”)(“JES Interest”) , as well as currently being the owner of a Fifty (50.00%) Percent ownership interest in the outstanding equity of Enviro-Safe Corporation (“Enviro”) (“Enviro Interest”) ; and
WHEREAS, prior to or at the time of Closing of this Agreement, Seller shall have caused Enviro to redeem Fifty (50.00%) Percent of the outstanding equity ownership interest therein held by the other shareholders of Enviro, such that Seller shall become the owner of One Hundred (100.00%) Percent of the outstanding equity of Enviro (the “Redemption”) ; and

WHEREAS, Seller desires to sell all of his JES Interest and the Enviro Interest after the Redemption to Purchaser, upon the terms and conditions hereinafter set forth; and

WHEREAS, Purchaser desires to purchase the from Seller his JES Interest and the Enviro Interest upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, representations, covenants and warranties of the Parties set forth herein, the receipt and sufficiency of such consideration being hereby expressly acknowledged, the Parties do hereby agree as follows:

1. RECITALS. The recitals set forth above are incorporated herein by this reference as though set forth verbatim and at length.

2. SALE AND PURCHASE OF SELLER'S JES INTEREST AND ENVIRO INTEREST. Seller shall sell, transfer and deliver all of his right, title and interest in and to the JES Interest and the Enviro Interest to Purchaser, by properly endorsing stock certificates and membership certificates (or appropriate stock powers or other instruments of conveyance acceptable to Purchasers’ counsel) representing the JES Interest and the Enviro Interest and delivering same to Purchaser at Closing, as hereinafter defined.

3. PURCHASE PRICE. The total purchase price to be paid by Purchaser to Seller for the JES Interest and the Enviro Interest to be sold and purchased hereunder is as follows (hereinafter, collectively the “Purchase Price”) :

A.  EIGHT HUNDRED FIFTY THOUSAND and 00/100 ($850,000.00) DOLLARS, as partial consideration for the JES Interest, to be paid by Purchaser to Seller as Closing.

B. TWO HUNDRED THOUSAND and 00/100 ($200,000.00) DOLLARS, as additional consideration for the JES Interest.

C. ONE HUNDRED EIGHTY THOUSAND ($180,000.00) DOLLARS, which amount is owed to Seller and GREEN MANAGEMENT CORP. by JONES ENVIRONMENTAL SERVICES (NE), INC.

D. FIVE HUNDRED THOUSAND and 00/100 ($500,000.00) DOLLARS for Sellers’ One Hundred (100.00%) Percent interest in Enviro (following the Redemption), said amount to be paid by Purchaser to Seller at Closing as follows: (i) at Closing, Seller shall receive FOUR MILLION shares of common stock of Purchaser at a price protected value of $0.10 per share, said shares to be redeemed, at the Seller’s election, by Purchaser at the rate of ONE MILLION shares per year, the first redemption to be made on the One (1) year anniversary of Closing and thereafter for the following Three (3) years on the anniversary of Closing pursuant to the terms hereof, and (ii) the vesting and exercise of certain performance-based options to purchase common stock of Purchaser currently held by Seller in the amount of ONE MILLION EIGHT HUNDRED FIFTY THOUSAND shares, the exercise of which options shall be at a price protected value which will make the exercise of such options, in total, equal to ONE HUNDRED THOUSAND and 00/100 ($100,000.00) DOLLARS
(i) Redemption Rights. Purchaser shall have the obligation to redeem the stock delivered to Seller under Paragraph 3(D)(I) on each successive anniversary date of Closing unless Purchaser shall have received from Seller reasonable written notice of Seller’s election NOT to have said shares redeemed within no less than Sixty (60) days of each relevant anniversary date. If Purchaser fails to effectuate any required redemption hereunder (and fails to subsequently, upon the receipt by Purchaser of reasonable written notice of said defect from Seller, to cure such defect within Sixty (60) days of the relevant anniversary date) or otherwise becomes insolvent or effects an assignment for the benefit of creditors, files for bankruptcy (voluntarily or involuntarily), or has a receiver appointed, Seller’s obligations under its Employment Agreement with Purchaser of even date herewith shall be null and void and of no further effect. The performance of either Party hereto under the Employment Agreement shall not effect in any way the obligations of the Parties under this Paragraph.
E. FIFTY THOUSAND and 00/100 ($50,000.00) DOLLARS, which amount is owed to Seller by Enviro.

F. Purchaser shall pay Seller the sum of FIFTEEN THOUSAND and 00/100 ($15,000.00) Dollars, in corporate funds, as a non-refundable deposit to be applied to the purchase price set forth in Paragraph 3B hereinabove. Said sum shall be paid by Purchaser to Seller upon the execution of this Agreement.
4. CLOSING. The closing of the sale and purchase under this Agreement (the "Closing") is anticipated to take place on or before April 30, 2003 (or such other date as the Parties shall mutually confirm in writing) at (i) the offices of Law Offices of Steven Robert Lehr, P.C., 33 Clinton Road, Suite 100, West Caldwell, New Jersey 07006 or, (ii) if requested by the Purchaser at least two (2) business days prior to Closing, at Purchasers’ place of business or the offices of Purchaser's principal lender (the date of Closing being herein referred to as the "Closing Date" or losing .

5. REPRESENTATIONS AND WARRANTIES.
A. Seller hereby represents and warrants to Purchaser that the following are true and accurate and will be so at Closing:

(i) Seller has the full and complete power to transfer the JES Interest and Enviro Interest to Purchaser without obtaining the consent or approval of any other person or governmental authority. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms. Notwithstanding the foregoing to the contrary, Seller does hereby represent that he is subject to the terms and conditions of a certain JES Operating Agreement dated July 17, 1998 (hereinafter referred to, along with all other documents executed in conjunction therewith, the agreement . Seller has obtained the consent of the other parties to the Agreements to enter into the transaction hereunder and shall indemnify and save Purchaser completely free and harmless from and against any and all claims (including reasonable attorneys fees and costs incurred by Purchaser) which any other parties to the Agreements may have against Seller relative to the transactions contemplated hereunder.

(ii) Except as set forth on Exhibit B attached hereto and incorporated herein by this reference, at Closing, all of the JES Interest and Enviro Interest being sold hereunder shall have no liens, encumbrances or claims of any nature whatsoever against it, and Seller has good and marketable title to said JES Interest and Enviro Interest.

(iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any law, rule or regulation, or court or administrative order or result in a breach or violation of, or constitute a default, under any agreement, instrument, judgment or order to which Seller is a party, including, but not limited to, the provisions of the charter and organizational documents of JES and Enviro.

(iv) There is no action, suit, proceeding, claim or governmental investigation pending or, to the knowledge of Seller, threatened against Seller or affecting the transactions contemplated by this Agreement brought by or on behalf of or against him or JES or Enviro, except as set forth in the attached Exhibit B. There is no outstanding order, writ, injunction or decree of or stipulation with any court, government or governmental agency or instrumentality affecting or relating to the assets or the business of JES or Enviro or affecting the transactions contemplated by this Agreement, except as set forth in the attached Exhibit B.

(v) Neither this Agreement nor any other certificate, written statement or document required to be furnished or to be furnished to Purchaser, pursuant to the terms of this Agreement, by or on behalf of Seller, pursuant to or in connection with the transactions contemplated by this Agreement, contains or will contain any misstatement of material fact, or omits or will omit to state any material fact which will cause the statements contained herein or therein to be misleading.

(vi) The authorized stock of Enviro consists solely of Fifteen Thousand (15,000) shares of common stock, no par value (the "Capital Stock"), of which Seven Thousand Five Hundred (7,500) shares will be issued and outstanding at the time of Closing (following the Redemption). All of the Capital Stock is validly issued, fully paid and non-assessable, and such Capital Stock has not been issued in violation of federal securities law or the securities laws of any other jurisdiction. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Enviro to issue, reissue, acquire or otherwise transfer any additional shares of its Capital Stock, except as set forth in the Agreements.

(vii) The authorized membership units of JES consist solely of ONE THOUSAND (1,000) Membership Units (the "Membership Units"), of which ONE THOUSAND (1,000) Units are issued and outstanding. All of the Membership Units are is validly issued, fully paid and non-assessable, and such Membership Units have not been issued in violation of federal securities law or the securities laws of any other jurisdiction. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating JES to issue, reissue, acquire or otherwise transfer any additional Membership Units.

B. Purchaser hereby represents and warrants to Seller that the following are true and accurate and will be so at Closing:
(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any law, rule or regulation, or court or administrative order or result in a breach or violation of, or constitute a default, under any agreement, instrument, judgment or order to which Purchaser is party.

(ii) There is no action, suit, proceeding, claim or governmental investigation pending or, to the knowledge of Purchaser, threatened against Purchaser or affecting the transactions contemplated by this Agreement brought by or on behalf of or against him. There is no outstanding order, writ, injunction or decree of or stipulation with any court, government or governmental agency or instrumentality affecting or relating to Purchaser or affecting the transactions contemplated by this Agreement.

(iii) Neither this Agreement nor any other certificate, written statement or document required to be furnished or to be furnished to Seller, pursuant to the terms of this Agreement, by or on behalf of the Purchaser, pursuant to or in connection with the transactions contemplated by this Agreement, contains or will contain any misstatement of material fact, or omits or will omit to state any material fact which will cause the statements contained herein or therein to be misleading.
6. DELIVERIES AT CLOSING.

At Closing Seller shall deliver the following:
(i) Any documents or certificates that are necessary to transfer to Purchaser good, clear and marketable title to the JES Interest and the Enviro Interest, and all certificates and other instruments and documents required by the terms of this Agreement to be delivered by Seller at or prior to Closing or otherwise required in connection with the transactions contemplated hereunder.

(ii) Seller shall deliver the opinion of Gerald E. Libby II, Esq., Massery & Gillis, LLP, attorneys at law, counsel for Seller, dated the Closing Date, in form and substance satisfactory to Purchaser and Purchasers counsel, to the effect set forth Paragraph 5 hereof. In rendering the foregoing opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of Purchaser and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for their opinions. Such counsel may specify the jurisdiction or jurisdictions in which they are admitted to practice, that they are not admitted to the Bar in any other jurisdiction or experts in the law of any other jurisdiction and that such opinions are limited accordingly. If such counsel is not authorized to practice law in the State of Connecticut and the Commonwealth of Massachusetts, Purchaser may require Seller counsel to obtain an opinion from counsel authorized to practice law in such jurisdiction(s).

(iii) Seller shall have furnished Purchaser with an executed Employment Agreement containing covenants of confidentiality, non-solicitation and a covenant not to compete in the form attached hereto and incorporated herein, to be executed at Closing.

At Closing Purchaser shall deliver the following items to Seller:

(iv) The Purchase Price as required and pursuant to the terms set forth in Paragraph 3 of this Agreement.

(v) An executed Shareholders Agreement for Enviro in the form attached hereto to be executed at Closing.
7. BROKERS. Each of the Parties represents and warrants to the other Party that no broker, finder or agent has acted on its behalf in connection with this Agreement or the transactions contemplated hereunder and no compensation is payable to any such broker or finder.

8. FURTHER INSTRUMENTS. Each of the Parties hereto agrees at any time or times and from time to time, to make, execute and deliver any and all such other and further instruments or documents and do any and all such acts and/or things as the other Party shall reasonably require for the purpose of giving full force and effect to this Agreement.

9. NOTICES. All demands and notices given hereunder shall be sent by registered and certified mail addressed to the respective Parties at the addresses of their residences or location set forth above, or to such other address as each may hereafter designate by registered or certified mail.

10. GOVERNING LAW. This Agreement has been made in the State of New Jersey and shall be interpreted, construed and performed and enforced under and in accordance with the laws of the State of New Jersey, regardless of conflict of laws principles.

11. BENEFIT. This Agreement shall be binding upon, enforceable by and against, and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, fiduciaries, successors and assigns.

12. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and thereby supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended only by a written instrument executed by the Parties.

13. NON-WAIVER. The failure of any Party hereto at any time and from time to time to require performance by another Party of any obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at any subsequent time, and the waiver of any rights arising out of any breach hereof shall not be construed as a waiver of any rights arising out of any subsequent breach.

14. SEVERABILITY. In the event any one (1) or more of the provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof which shall be construed as if such illegal or unenforceable provisions have not been inserted herein.

15. HEADINGS. Any headings in this Agreement have been inserted for convenience of reference only and shall, in no way, restrict or otherwise affect the construction of the terms and provisions hereof.

16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original.

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the agreements, understandings, obligations, representations and warranties made hereunder shall survive the execution of this Agreement and the closing of the transactions contemplated hereunder.

18. PREPARATION AND NEGOTIATION OF THIS AGREEMENT. Each Party hereto has participated equally in the preparation and negotiation of this Agreement and each Party hereto hereby unconditionally and irrevocably waives to the fullest extent permitted by law any rule of interpretation or construction requiring that this Agreement be interpreted or construed against the drafting party.

19. INDEMNIFICATION. Seller shall indemnify and hold harmless Purchaser and each of its affiliates or other related entities from and against any and all losses, damages, liabilities and claims (including legal fees and costs) arising out of, based upon or resulting from any inaccuracy as of the date hereof or as of the Closing Date of any representation or warranty of Seller which is contained in or made pursuant to this Agreement or any breach by Seller of any obligations contained in or made pursuant to this Agreement including, without limitation, with respect to all liabilities, commitments and obligations of Seller. As a material inducement to Purchaser entering into and consummating the transaction contemplated hereunder, Seller does hereby agree to hold Purchaser completely free and harmless and indemnify Purchaser from and against any and all claims which Seller has or may have against any stockholder, member, director, officer, agent or other person or entity related to JES, Enviro or Jones whatsoever. Purchaser shall have no obligation whatsoever to participate in any litigation or other action between Green and any stockholder, member, director, officer, agent or other person or entity related to JES, Enviro or Jones.

20. THE PARTIES ACKNOWLEDGE THAT THEY HAVE EACH RECEIVED A COPY OF THIS AGREEMENT, THAT THEY HAVE READ AND FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY HAVE BEEN ADVISED TO SEEK AND HAVE SOUGHT INDEPENDENT LEGAL COUNSEL OF THEIR CHOICE TO AID IN THEIR UNDERSTANDING HEREOF.

21. PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

22. FURNISHING INFORMATION; ANNOUNCEMENTS. Seller shall not issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of Purchaser. Any notification of JES, Enviro or Jones employees of the transactions contemplated hereby shall be subject to prior approval by Purchaser. Any notices or other information to be disseminated shall be submitted to Purchaser prior to distribution or dissemination.

23. FORCE MAJEURE. Neither Party hereto shall be liable for failure to perform any obligation under this Agreement if such failure to perform is caused by the occurrence of any contingency beyond the reasonable control of such Party, including, without limitation, fire, flood, strike or other industrial disturbance, failure of transport, accident, war, riot, insurrection, act of God or order of governmental agency or act of terrorism. Performance shall be resumed as soon as is possible after cessation of such cause. However, if such inability to perform continues for more than Ninety (90) days, the other Party may terminate this Agreement without penalty and without further notice.

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals the day and year first above written.

WITNESS: _________________________ WITNESS: __________________________	SELLER:

__________________________________
JAMES F. GREEN, Individually

PURCHASER:

VERIDIUM ENVIRONMENTAL CORPORATION

BY:____________________________________________
NAME: KEVIN E. KREISLER
TITLE: President

EXHIBIT 10.5

STOCK PURCHASE/SALE AGREEMENT

THIS STOCK PURCHASE/SALE AGREEMENT made this 26th day of DECEMBER, 2002, by and among KERNS MANUFACTURING CORPORATION, whose address is 37-14 29th Street, Long Island City, New York 11101 (hereinafter referred to as "KERNS") and VERIDIUM ENVIRONMENTAL CORPORATION, whose address is 1 Jasper Street, Paterson, New Jersey 07522 (hereinafter referred to as "VERIDIUM"). KERNS and VERIDIUM shall individually, at times, be referred to as a "Party" or together, at times, as the "Parties" and this Stock Purchase/Sale Agreement shall hereinafter, at times, be referred to as the "Agreement."
W I T N E S S E T H:

WHEREAS, KERNS is the owner of all of the capital stock of VULCAN WASTE SYSTEMS, INC. (“VULCAN”), which operates its business in the hazardous waste industry; and

WHEREAS, VERIDIUM operates its business in the hazardous waste industry; and

WHEREAS, the Parties have agreed to exchange stock in VERIDIUM for stock in VULCAN, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants of the Parties as set forth herein, the receipt and sufficiency of such consideration being hereby expressly acknowledged, the Parties do hereby agree as follows:

1. SALE AND PURCHASE OF STOCK. At the closing of the transactions contemplated hereunder, the Parties shall sell and purchase stock of VERIDIUM and VULCAN as follows:

VERIDIUM shall issue to KERNS VERIDIUM preferred stock which shall be convertible into VERIDIUM common stock. The amount of VERIDIUM preferred stock which shall be issued to KERNS hereunder shall be an amount, upon its conversion to common stock, equal to Fifteen (15.00%) percent of the issued and outstanding common stock of VERIDIUM at that time. If at a later time or times VERIDIUM issues other or further stock which dilutes KERNS’ ownership percentage of VERIDIUM common stock to less than Fifteen (15.00%) percent of the issued and outstanding common stock of VERIDIUM, VERIDIUM shall promptly issue to KERNS that number of shares of common stock of VERIDIUM which will raise KERNS ownership interest in VERIDIUM’s common stock to equal Fifteen (15.00%) percent.

KERNS shall cause to be issued all of the issued and outstanding stock in VULCAN to VERIDIUM, free and clear of any and all liens or encumbrances.

In addition to the foregoing, following VERIDIUM’s receipt of stock in VULCAN, VULCAN shall make available to VERIDIUM, by bill of sale, pledge or otherwise, two (2) hazardous waste incinerator systems (“incinerators”) and such other equipment as shall be sufficient to provide collateral for a loan (or loans) to be obtained by VERIDIUM to consummate a purchase transaction set forth in a certain Acquisition Agreement by and between VERIDIUM and R.M. JONES & CO., INC. dated December 11, 2002 (“Jones Transaction”). Any documents or other equipment to be provided by VULCAN to VERIDIUM hereunder shall be at the discretion of VERIDIUM as the sole stockholder of VULCAN following the Closing. Except as required in the Jones Transaction, VERIDIUM shall not allow any liens or encumbrances to attach to the incinerators or other equipment transferred hereunder while the contingency set forth in Section 1(D) remains in force.

In the event that VERIDIUM does not consummate the Jones Transaction, for any reason whatsoever, or for no reason, the transactions contemplated hereunder shall be reversed and this Agreement shall be null and avoid. In such instance, all stock and/or assets conveyed or pledged hereunder shall be returned, released or otherwise relinquished, VERIDIUM shall certify that the incinerators or other equipment transferred hereunder are being returned free and clear of any and all liens or encumbrances and the Parties hereto shall have no liability to the other whatsoever.

KERNS acknowledges that the incinerators are currently located at property rented by VULCAN located at Regional Equipment Center, 235 West Kirmar Parkway, Wanamie, PA 18634 (“Premises”). As part of the consideration hereunder, KERNS agrees that VERIDIUM shall be permitted to operate at the Premises pursuant to a lease held by VULCAN for such Premises. VULCAN has prepaid rent in the amount of Nine Thousand and 00/100 ($9,000.00) Dollars, which rent shall be rebated to KERNS, pro rata, at Closing, and which shall be reimbursed to VERIDIUM, pro rata, in the event that this Agreement is nullified pursuant to Section 1(d) hereinabove. The lease term for the Premises expires on November 9, 2004.

2. CLOSING. The closing of the sale and purchase under this Agreement (the "Closing") shall take place on January _____, 2003 at such time and place or on such other date as shall be mutually agreed upon by the Parties.

3. REPRESENTATIONS AND WARRANTIES.

A. KERNS hereby represents and warrants to VERIDIUM that the following are true and accurate and will be so at Closing:

(i) KERNS has the full and complete power to transfer the Stock to VERIDIUM without obtaining the consent or approval of any other person or governmental authority. This Agreement constitutes a legal, valid and binding obligation of KERNS enforceable in accordance with its terms.

(ii) At the Closing, all of the Stock being sold hereunder shall have no liens, encumbrances or claims of any nature whatsoever against it, and KERNS has good and marketable title to said Stock. KERNS acknowledges that VERIDIUM, while receiving stock in VULCAN, shall have no liability whatsoever for any liabilities of VULCAN and KERNS shall indemnify and hold VERIDIUM completely free and harmless from and against any and all liabilities of VULCAN accruing prior and up to the Closing.

(iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any law, rule or regulation, or court or administrative order or result in a breach or violation of, or constitute a default, under any agreement, instrument, judgment or order to which KERNS is a party, including, but not limited to, the provisions of the Articles of Incorporation and By-Laws of KERNS.

(iv) There is no action, suit, proceeding, claim or governmental investigation pending or, to the knowledge of KERNS, threatened against KERNS or affecting the transactions contemplated by this Agreement brought by or on behalf of or against it. There is no outstanding order, writ, injunction or decree of or stipulation with any court, government or governmental agency or instrumentality affecting or relating to the assets or the business of KERNS or affecting the transactions contemplated by this Agreement.

(v) Neither this Agreement nor any other certificate, written statement or document required to be furnished or to be furnished to VERIDIUM, pursuant to the terms of this Agreement, by or on behalf of KERNS, pursuant to or in connection with the transactions contemplated by this Agreement, contains or will contain any misstatement of material fact, or omits or will omit to state any material fact which will cause the statements contained herein or therein to be misleading.

B. VERIDIUM hereby represents and warrants to KERNS that the following are true and accurate and will be so at Closing:

(i) VERIDIUM has the full and complete power to transfer the Stock to KERNS without obtaining the consent or approval of any other person or governmental authority. This Agreement constitutes a legal, valid and binding obligation of VERIDIUM enforceable in accordance with its terms.

(ii) At the Closing, all of the Stock being sold hereunder shall have no liens, encumbrances or claims of any nature whatsoever against it, and VERIDIUM has good and marketable title to said Stock.

(iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any law, rule or regulation, or court or administrative order or result in a breach or violation of, or constitute a default, under any agreement, instrument, judgment or order to which VERIDIUM is a party, including, but not limited to, the provisions of the Articles of Incorporation and By-Laws of VERIDIUM.

(iv) There is no action, suit, proceeding, claim or governmental investigation pending or, to the knowledge of VERIDIUM, threatened against VERIDIUM or affecting the transactions contemplated by this Agreement brought by or on behalf of or against it. There is no outstanding order, writ, injunction or decree of or stipulation with any court, government or governmental agency or instrumentality affecting or relating to the assets or the business of VERIDIUM or affecting the transactions contemplated by this Agreement.

(v) Neither this Agreement nor any other certificate, written statement or document required to be furnished or to be furnished to KERNS, pursuant to the terms of this Agreement, by or on behalf of VERIDIUM, pursuant to or in connection with the transactions contemplated by this Agreement, contains or will contain any misstatement of material fact, or omits or will omit to state any material fact which will cause the statements contained herein or therein to be misleading.

(vi) VERIDIUM does hereby acknowledge that it has either inspected the incinerators or waives its rights to do so and accepts them in AS IS condition. VERIDIUM also acknowledges that is has had an opportunity to conduct its due diligence relative to its acquisition of VUCLAN’s stock. Any assets other than the incinerators shall remain the property of KERNS following the Closing.

4. DELIVERIES AT CLOSING.

At Closing KERNS shall deliver the following:

(i) The VULCAN stock properly endorsed to VERIDIUM.

At Closing VERIDIUM shall deliver the following items to KERNS:

(ii) The VERIDIUM stock properly endorsed to KERNS.

5. BROKERS. Each of the Parties represents and warrants to the other Party that no broker, finder or agent has acted on its behalf in connection with this Agreement or the transactions contemplated hereunder and no compensation is payable to any such broker or finder.

6. FURTHER INSTRUMENTS. Each of the Parties hereto agrees at any time or times and from time to time, to make, execute and deliver any and all such other and further instruments or documents and do any and all such acts and/or things as the other Party shall reasonably require for the purpose of giving full force and effect to this Agreement.

7. NOTICES. All demands and notices given hereunder shall be sent by registered and certified mail addressed to the respective Parties at the addresses of their residences or location set forth above, or to such other address as each may hereafter designate by registered or certified mail.

8. GOVERNING LAW. This Agreement has been made in the State of New York and shall be interpreted, construed and performed and enforced under and in accordance with the laws of the State of New York, regardless of conflict of laws principles.

9. BENEFIT. This Agreement shall be binding upon, enforceable by and against, and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, fiduciaries, successors and assigns.

10. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and thereby supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may be amended only by a written instrument executed by the Parties.

11. NON-WAIVER. The failure of any Party hereto at any time and from time to time to require performance by another Party of any obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at any subsequent time, and the waiver of any rights arising out of any breach hereof shall not be construed as a waiver of any rights arising out of any subsequent breach.

12. SEVERABILITY. In the event any one (1) or more of the provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof which shall be construed as if such illegal or unenforceable provisions have not been inserted herein.

13. HEADINGS. Any headings in this Agreement have been inserted for convenience of reference only and shall, in no way, restrict or otherwise affect the construction of the terms and provisions hereof.

14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original.

15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the agreements, understandings, obligations, representations and warranties made hereunder shall survive the execution of this Agreement and the closing of the transactions contemplated hereunder.

IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals the day and year first above written.

WITNESS: _________________________ WITNESS: _________________________	KERNS MANUFACTURING COMPANY

BY:________________________________
NAME: SIMON SRYBNIK
TITLE: PRESIDENT

VERIDIUM ENVIRONMENTAL CORP

BY:________________________________
NAME: KEVIN E. KREISLER
TITLE: PRESIDENT